EXHIBIT 4.9

Ultrapar Participações S.A. and Subsidiaries

Securities Purchase Agreement entered into by and among Chevron, Chevron Brasil Ltda., Sociedade Anônima de Óleo

Signal and SBP, dated August 14, 2008.

SECURITIES PURCHASE AGREEMENT

among

CHEVRON LATIN AMERICA MARKETING LLC,

CHEVRON AMAZONAS LLC,

CHEVRON BRASIL LTDA.,

SOCIEDADE ANÔNIMA DE ÓLEO GALENA SIGNAL

and

SOCIEDADE BRASILEIRA DE PARTICIPAÇÕES LTDA.

Dated as of August 14, 2008

-i-

TABLE OF CONTENTS

(continued)

4.17	Employee and Benefits Matters	22

ARTICLE V CONDITIONS TO THE OBLIGATIONS OF BUYER		22

5.1	Closing Conditions	22

5.2	Additional Closing Conditions and Deliveries	22

ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF SELLERS		23

6.1	Closing Conditions	23

6.2	Additional Closing Conditions and Deliveries	24

ARTICLE VII SURVIVAL AND INDEMNIFICATION		24

7.1	Survival of Representations and Warranties; Survival of Covenants	24

7.2	General Indemnifications by Sellers	25

7.3	General Indemnification by Buyer and the Companies	25

7.4	Liabilities Arising Out of the Transferred Business and the Retained Businesses	26

7.5	Environmental Matters; Buyer Environmental Indemnification	27

7.6	Tax Indemnifications; Tax Matters	27

7.7	Procedures for Third-Party Claims	28

7.8	Direct Claims	29

7.9	Limitations on Claims for Indemnification	29

ARTICLE VII TERMINATION		30

8.1	Termination of Agreement	30

8.2	Effect of Termination	31

ARTICLE IX DEFINITIONS		31

9.1	Defined Terms	31

9.2	Additional Terms	38

ARTICLE X MISCELLANEOUS		40

10.1	Amendments	40

10.2	Notices	40

10.3	Fees and Expenses	41

10.4	Successors and Assigns	41

10.5	Choice of Law	41

10.6	Arbitration	41

-ii-

TABLE OF CONTENTS

(continued)

10.7	Severability	42

10.8	Entire Agreement	42

10.9	Construction	42

10.10	Effect of Due Diligence and Related Matters	42

10.11	Buyers’s Rights to Equitable Relief; Sole Remedy	43

10.12	Sellers’ Rights to Equitable Relief; Sole Remedy	43

10.13	Breach of Section 4.1(a)	43

10.14	Third-Party Beneficiaries	44

10.15	Incorporation of Exhibits and Schedules	44

10.16	Headings	44

10.17	Counterparts	44

10.18	Conflicts of Interest	44

10.19	Exclusive Remedies	44

-iii-

SCHEDULES

Schedule 3.1.3	Title to Securities
Schedule 3.1.4	Sellers’ Consents
Schedule 3.2.2(a)	Capitalization of CBL
Schedule 3.2.2(b)	Capitalization of Galena
Schedule 3.2.3(a)	Personal Property
Schedule 3.2.3(b)	Assets Not in the Possession or Control of the Companies
Schedule 3.2.4(a)	Liens on Real Property
Schedule 3.2.4(b)	RORO Sites
Schedule 3.2.4(c)	Unsettled Real Property Interests
Schedule 3.2.4(e)	Lease Exceptions
Schedule 3.2.6(c)	Contracts Outside the Ordinary Course of Business
Schedule 3.2.6(e)	Aging Data Relating to CORO and RORO Contracts
Schedule 3.2.6(f)	Contract Exceptions
Schedule 3.2.6(g)	Assets Used in the Transferred Business
Schedule 3.2.8(a)(1)	Financial Statements
Schedule 3.2.8(a)(2)	Financial Statements Exceptions
Schedule 3.2.8(b)	Undisclosed Liabilities
Schedule 3.2.10	Contracts with Unions
Schedule 3.2.11(b)	Incentive Plans
Schedule 3.2.12(a)	Employee Plans
Schedule 3.2.12(b)	Retirement Benefits
Schedule 3.2.13	Orders, Litigation, Notices of Investigations
Schedule 3.2.14(a)	Compliance with Laws Exceptions
Schedule 3.2.15(b)	Tax Sharing Agreements
Schedule 3.3.3	Consents of Buyer
Schedule 4.16(a)	Exceptions to Termination of Intercompany Contracts
Schedule 4.16(c)	Shared Contracts
Schedule 7.4(b)	Retained Businesses Judicial Proceedings

EXHIBITS

Exhibit A	Divestiture Transactions
Exhibit B	Assets to be Divested
Exhibit C	Sellers’ Bank Account
Exhibit D	Transferred Business Guarantees and Retained Businesses Guarantees
Exhibit E	Protocol and Procedures in Respect of Shared Contracts
Exhibit F	Employee and Benefit Matters
Exhibit G	Form of Resignation
Exhibit H	Form of Trademark License Agreement
Exhibit I-1	[Intentionally Omitted]
Exhibit I-2	Form of IT Transition Services Agreement
Exhibit J	Form of Software License Agreement
Exhibit K	IT Separation Steps
Exhibit L	Form of Master Lubricants Supply Agreement
Exhibit M-1, M-2, M-3, M-4	Forms of Lease Agreements (CBLL as Tenant)
Exhibit N-1, N-2, N-3	Forms of Guarantees
Exhibit O	Hybrid Tax Proceedings
Exhibit P	Accounting Methodologies
Exhibit Q	Inventory Valuation Methodologies
Exhibit R	Joint Operating Agreements
Exhibit S	Retained Businesses Employees
Exhibit T	Form of Lease Agreement (CBL as Tenant)
Exhibit U	Properties
Exhibit V	Oronite Contract Extension

-iv-

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of August 14, 2008, is made and entered into by and among Sociedade Brasileira De Participações Ltda., a sociedade limitada organized and existing under the Laws of Brazil (“Buyer”), Chevron Latin America Marketing LLC, a Delaware limited liability company (“CLAM”), Chevron Amazonas LLC, a Delaware limited liability company (together with CLAM, “Sellers”), Chevron Brasil Ltda., a sociedade limitada organized and existing under the Laws of Brazil (“CBL”), and Sociedade Anônima de Óleo Galena Signal, a sociedade anônima organized and existing under the Laws of Brazil (“Galena” and, together with CBL, the “Companies”). Defined terms used in this Agreement and not defined in context have the definitions set forth in ARTICLE IX.

RECITALS:

A. Sellers are the record and beneficial owners of all of the issued and outstanding quotas of CBL (the “CBL Quotas”) and all of the issued and outstanding shares of Galena (the “Galena Shares” and, together with the CBL Quotas, the “Securities”).

B. CBL is and has been engaged in the business of marketing, selling, distributing and supplying fuels in Brazil and in the Transferred Lubricants Supply Business, and Galena is and has been engaged in the business of owning and operating a single retail service station and convenience store (the “COCO Site”). The businesses of CBL and Galena, other than the Retained Businesses (as defined below), are collectively referred to herein as the “Transferred Business.”

C. CBL is also engaged in the businesses of Exploration and Production and Lubricants in Brazil (collectively, but excluding the Transferred Lubricants Supply Business, the “Retained Businesses”).

D. Prior to the Closing, the Companies, Sellers and certain of their Affiliates will implement and consummate a series of transactions, which are described in Exhibit A, pursuant to which the Retained Businesses will be divested and transferred to a Seller and/or one or more Affiliates thereof (collectively, the “Divestiture Transactions”). The assets to be divested are substantially comprised of those shown on Exhibit B.

E. After the consummation of the Divestiture Transactions, Sellers will be the record and beneficial owners of the Securities and the Companies’ business will consist solely of the Transferred Business.

F. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Securities upon the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF SECURITIES

1.1 Sale and Purchase of Securities. At the Closing, Sellers will sell, assign and transfer, and Buyer will purchase and acquire, the full legal and beneficial title, free from any Lien, to all of the Securities.

1.2 Purchase Price. In consideration for the Securities, Buyer shall pay (or cause to be paid) to Sellers an amount equal to the sum of items (a), (b), (c) and (d) below (the “Purchase Price”), with withholding Tax calculated in accordance with items (e) and (f) below, and documented through item (g) below:

(a) an amount in cash equal to $38,113,534.95 (the “Deposit”) will be paid to Sellers, allocated on the basis of $266,000.00 for Galena Shares and $37,847,534.95 for CBL Quotas, concurrently with the execution of this Agreement by wire transfer of immediately available funds to the account of Sellers designated on Exhibit C. On or prior to the Closing Date, but in no event earlier than five (5) Business Days prior to the expected Closing Date, Buyer may in its sole discretion transfer to Sellers $38,113,534.95 together with the Closing Cash Consideration in accordance with Section 1.2(b) to the account of Sellers designated on Exhibit C. On the date of receipt of $38,113,534.95 or as soon thereafter as reasonably possible, Seller shall transfer to Buyer to an account of Buyer, which shall be indicated in writing by Buyer at least five (5) Business Days prior to the expected Closing Date, $38,113,534.95 plus $144,831.43, so that Buyer may re-enter the Deposit in Brazil. If this Agreement is terminated pursuant to Section 8.1 hereof, then the provisions of Section 8.2 will apply with respect to the Deposit;

(b) an amount in cash equal to the Dollar Equivalent of the Closing Cash Consideration will be paid to Sellers on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Sellers at least five (5) Business Days prior to the expected Closing Date;

(c) an amount in cash equal to the Dollar Equivalent of the Preliminary Working Capital Payment will be paid to Sellers on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Sellers at least five (5) Business Days prior to the expected Closing Date;

(d) an amount in cash equal to the Dollar Equivalent of the Working Capital Excess, Financial Debt Excess or Working Capital Shortfall, if any, allocated for Galena Shares and for CBL Quotas will be ascertained and paid in accordance with Sections 1.3.5, 1.3.6 and 1.3.7 on the Working Capital True-Up Date by wire transfer of immediately available funds to an account designated in writing in the case of a Working Capital Excess, by Sellers, and in the case of a Working Capital Shortfall or Financial Debt Excess, by Buyer, at least five (5) Business Days prior to the Working Capital True-Up Date;

(e) an amount in cash equal to the Withholding Tax at Closing Date shall be withheld by Buyer from amounts due to Sellers on the Closing Date and payment in full of such amount shall be made by Buyer to the applicable taxing authorities on the Closing Date;

(f) an amount in cash equal to the Withholding Tax at Working Capital True-Up Date which is withheld by Buyer from the Working Capital Excess pursuant to Section 1.3.6, if any, shall be paid by Buyer to the applicable taxing authorities on the Working Capital True-Up Date; and

(g) As soon as they are available, Buyer shall provide Sellers with certified copies of the Documentos de Arrecadação de Receitas Federais (“DARFs”) evidencing the withholding and payment in full of the Withholding Tax at Closing Date and the Withholding Tax at Working Capital True-Up Date.

1.3 Working Capital and Financial Debt Adjustment.

1.3.1 Promptly after Closing, Buyer will prepare the Closing Working Capital Statement and the Closing Financial Debt Statement in good faith in accordance with the Inventory Valuation Methodologies and the Accounting Methodologies applicable to the calculation of Working Capital and Financial Debt. Buyer agrees to use commercially reasonable efforts given the circumstances to cause the Closing Working Capital Statement and the Closing Financial Debt Statement to be prepared and delivered to Sellers as soon as practicable following the Closing Date, and in any event within sixty (60) days after the Closing Date. The date of delivery of the Closing Working Capital Statement and the Closing Financial Debt Statement to Sellers is referred to herein as the “Delivery Date.”

1.3.2 Sellers will have forty-five (45) days after the Delivery Date (the “Dispute Period”) to dispute that any of the elements of or amounts reflected on the Closing Working Capital Statement and the Closing Financial Debt Statement are not prepared in accordance with the terms of this Agreement (a “Dispute”). Except as to any item on the Closing Working Capital Statement or the Closing Financial Debt Statement as to which Sellers give to Buyer written notice of a Dispute within the Dispute Period (a “Dispute Notice”), the Closing Working Capital Statement and the Closing Financial Debt Statement will be deemed to have been accepted and agreed to by Sellers in all respects as delivered to Sellers. Any Dispute Notice given by Sellers must set forth in reasonable detail the elements and amounts with which Sellers disagree. Within forty-five (45) days after delivery of any Dispute Notice, the parties will attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Working Capital Statement and the Closing Financial Debt Statement.

1.3.3 During the Dispute Period and so long as there is any unresolved Dispute outstanding, Buyer and the Companies will (a) permit Sellers and their representatives, at no charge and during normal business hours, to have access to the facilities, personnel and accounting and other records of the Companies to enable Sellers to examine information used in the preparation of the Closing Working Capital Statement and the Closing Financial Debt Statement as provided herein and (b) reasonably cooperate with Sellers and their representatives in respect of their review of the Closing Working Capital Statement and the Closing Financial Debt Statement.

1.3.4 If Buyer and Sellers are unable to resolve any Dispute within the forty-five (45) day period after Buyer’s receipt of a Dispute Notice, Sellers and Buyer will promptly jointly engage Ernst & Young, or such other accounting firm as is mutually agreed by the parties (the “Arbitrating Accountant”) as arbitrator. In connection with the resolution of any Dispute, the Arbitrating Accountant will have confidential access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s function and obligation will be to determine the matters in Dispute only in accordance with the requirements of this Section 1.3. The Arbitrating Accountant will allow Buyer and Sellers to present their respective positions regarding the Dispute and will thereafter as promptly as possible provide the parties hereto a written determination of the Dispute, and such written determination will be final and binding upon the parties hereto, subject to Section 10.6. The Arbitrating Accountant will promptly, and in any event within forty-five (45) days after the date of its appointment, render its decision on the question in writing and determine the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each party will have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there will be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountant’s fees and expenses will be paid 50% by Sellers and 50% by Buyer.

1.3.5 If Sellers have failed to deliver a Dispute Notice within the Dispute Period or Sellers have delivered to Buyer written notice that they do not dispute the Closing Working Capital Statement or the Closing Financial Debt Statement (an “Acceptance Notice”), (a) Sellers will be deemed to have irrevocably accepted the Closing Working Capital Statement and the Closing Financial Debt Statement, (b) the Closing Working Capital Statement and the Closing Financial Debt Statement will be final and binding upon Sellers and Buyer, and (c) within ten (10) days of the earlier of (1) the end of the Dispute Period, and (2) the delivery of an Acceptance Notice, the applicable payments indicated in Sections 1.3.6 and 1.3.7 below will be required to be made. If Sellers have delivered to Buyer a Dispute Notice within the Dispute Period, within ten (10) days after determination of the Dispute by the parties or by the Arbitrating Accountant, as relevant, the applicable payments indicated in Sections 1.3.6 and 1.3.7 below will be required to be made (the date on which the payments (if any) are to be made pursuant to Sections 1.3.6 and 1.3.7 is herein referred to as the “Working Capital True-Up Date”).

1.3.6 If the Closing Working Capital is less than the Preliminary Working Capital Payment, Sellers will pay to Buyer an amount of cash equal to the Dollar Equivalent of such deficit by wire transfer to an account designated in writing by Buyer (“Working Capital Shortfall”). If the Closing Working Capital exceeds the Preliminary Working Capital Payment, Buyer will pay to Sellers an amount of cash equal to the Dollar Equivalent of such excess, less any Withholding Tax at Working Capital True-Up Date, if any, with payment to be made by wire transfer to an account designated in writing by Sellers (“Working Capital Excess”). Any payments made to Buyer pursuant to this Section 1.3.6 shall be made without any deduction or withholding for tax or in respect of any amount of tax already withheld pursuant to Section 1.2 above.

1.3.7 Sellers will pay to Buyer an amount of cash equal to the Dollar Equivalent of the Closing Financial Debt, if any, by wire transfer to an account designated in writing by Buyer (the “Financial Debt Excess”). Any payments made to Buyer pursuant to this Section 1.3.7 shall be made without any deduction or withholding for tax or in respect of any amount of tax already withheld pursuant to Section 1.2 above.

1.4 Treatment of Purchase Price and Other Payments.

1.4.1 The parties agree that all payments made under this ARTICLE I and any other payments made either by Buyer to a Seller or a Sellers Indemnified Person or by Sellers to a Buyer or Buyer Indemnified Person under this Agreement will be made in accordance with the applicable Central Bank regulations in effect at the time of the payment. For the purposes of any remittance to be made hereunder to Sellers, Sellers agree to make available to Buyer any and all information readily available to Sellers and necessary in order to allow Buyer to legally effect such remittances outside Brazil, including the information and passwords to be made available by the Central Bank immediately prior to the Closing in respect of the registration of the Sellers’ investment in the Securities.

1.4.2 Except as set forth in Section 1.2, all payments made under this Agreement shall be made without any withholding or deduction for any Tax unless such withholding or deduction is required by law. In the event that Tax, other than a withholding Tax under Sections 1.2(e) and 1.2(f) or a Tax relating to income or gain, is required to be withheld or deducted on a payment made under this Agreement, the payer of such amount is required to pay to the recipient such additional amount as is necessary to ensure that the net amount actually received by the recipient will equal the full amount that the recipient would have received had no such deduction or withholding occurred.

ARTICLE II

CLOSING

The closing of the sale of the Securities to Buyer contemplated hereby (the “Closing”) will take place at the offices of Pinheiro Neto Advogados located at Av. Nilo Peçanha, 11, 20020-100, Rio de Janeiro, RJ, Brazil, at 10:00 a.m. Brazilian time on the last Business Day of a month following the satisfaction or waiver of all of the conditions to Closing set forth in ARTICLE V and ARTICLE VI; provided, however, if such day is not at least fifteen (15) days following such satisfaction or waiver, then the Closing shall be the last Business Day of the next month, or at such other place and time as the parties may agree, provided that such conditions that were satisfied (as opposed to any conditions that were waived) remain satisfied at the time of the Closing. The date on which the Closing occurs is referred to herein as the “Closing Date.” All transactions taking place at the Closing will be deemed to occur simultaneously, effective as of 11:59 p.m., Brazilian time, on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Sellers Relating to Sellers and the Securities. Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

3.1.1 Organization and Good Standing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.1.2 Authorization, Validity and Non-Contravention. This Agreement has been, and at or prior to the Closing the Ancillary Agreements to which Sellers are party will have been, duly and validly executed and delivered by each Seller, and, assuming the due execution thereof by Buyer and any other parties thereto and the consummation of the Divestiture Transactions, constitutes, or will constitute, in the case of such Ancillary Agreements to be executed at or prior to the Closing, the legal, valid and binding obligation of each Seller, enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ interests and (b) the availability of equitable remedies (whether in a proceeding in equity or at law). Each Seller has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and, assuming the consummation of the Divestiture Transactions, to undertake and perform fully the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement and such Ancillary Agreements by Sellers, nor the performance of their obligations hereunder or thereunder, as applicable, will (i) violate, conflict with or result in a breach of any Laws or Orders binding on Sellers or to which the Securities are subject or Sellers’ Organizational Documents, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any Contracts to which Sellers are a party or by which any of the Securities is bound, except for any violation, conflict or breach that would not reasonably be expected to be Material with respect to the right or ability of Sellers to sell the Securities or consummate any of the transactions contemplated by this Agreement or any Ancillary Agreement to which Sellers are a party or (iii) result in the creation or imposition of any Liens on the Securities. Any reference to “Sellers” or “Seller” in this Section 3.1.2 shall be construed as a reference also to such of the Sellers’ Affiliates as are party to the Ancillary Agreements.

3.1.3 Title to Securities. Except as set forth on Schedule 3.1.3, Sellers (a) are the record and beneficial owner of all of the CBL Quotas and all of the Galena Shares, and (b) have title to the CBL Quotas and to the Galena Shares, free and clear of any (i) Liens, (ii) Options, or (iii) other Contracts restricting the right of Sellers, or obligating Sellers, to transfer or sell any Securities.

3.1.4 Consents. Except as set forth on Schedule 3.1.4, no Consent is required to be obtained by Sellers in connection with the execution and delivery by Sellers of this Agreement, the Ancillary Agreements to which they are party or the consummation of the transactions contemplated hereby or thereby.

3.1.5 Litigation. There is no non-frivolous Litigation filed against and served with notice on Sellers or the Companies, or, to the Knowledge of Sellers, threatened in writing against Sellers that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

3.1.6 No Brokers or Finders. Except for Citigroup Global Markets Limited which Sellers have engaged as their exclusive financial advisor in connection with the sale of the Transferred Business pursuant to an engagement agreement dated October 16, 2007, none of Sellers or any Affiliate of either of them has employed any broker, agent or finder in connection with the transaction contemplated by this Agreement.

3.2 Representations and Warranties of Sellers Relating to the Companies and the Transferred Business. Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date (other than with respect to the representation and warranty in Section 3.2.19 which is made only as of the Closing Date) as follows:

3.2.1 Organization, Good Standing and Authority.

(a) CBL is a sociedade limitada duly organized and validly existing under the Laws of Brazil. CBL has the requisite power and authority to own, operate and lease its properties and to carry on the Transferred Business as presently being conducted.

(b) Galena is a sociedade anônima duly organized and validly existing under the Laws of Brazil. Galena has the requisite power and authority to own, operate and lease its properties and to carry on the Transferred Business as presently being conducted.

3.2.2 Capitalization; Investments.

(a) Schedule 3.2.2(a) sets forth the number of outstanding CBL Quotas, the names of all of the quotaholders thereof and the number and percentage of CBL Quotas owned by each such holder as of the date hereof and as of the Closing Date. All of the CBL Quotas are duly authorized, validly issued and outstanding, fully paid and nonassessable.

(b) Schedule 3.2.2(b) sets forth the number of outstanding Galena Shares, the names of all of the shareholders thereof and the number and percentage of Galena Shares owned by each such shareholder as of the date hereof and as of the Closing Date. All of the Galena Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable.

(c) As of the date of this Agreement, except for a 98% interest in Chevron Brasil Lubrificantes Ltda., a sociedade limitada duly organized and validly existing under the Laws of Brazil (“CBLL”), a 91.2% interest in Quimica Industrial FIDES S.A., a sociedade anônima duly organized and validly existing under the Laws of Brazil (“Chevron Quimica”), such Investments as will be a part of the Retained Businesses following the consummation of the Divestiture Transactions and the Investments held by CBL pursuant to the Joint Operating Agreements and the Investments related to Tax incentives, CBL does not have any Investment in any corporation, partnership, association or other form of business entity. At the Closing, other than Investments related to Tax incentives, CBL will not have any Investment in any corporation, partnership, association or other form of business entity other than the Investments held by CBL pursuant to the Joint Operating Agreements.

(d) As of the date of this Agreement, except for an 8.8% interest in Chevron Quimica, Galena does not have any Investment in any corporation, partnership, association or other form of business entity. At the Closing, Galena will not have any Investment in any corporation, partnership, association or other form of business entity.

(e) As of the Closing Date, 100% of the investment by Sellers in the Securities will be duly registered with the Central Bank as a foreign investment pursuant to Law 4,131/62, as amended.

(f) None of the Companies or the Sellers or any of their Affiliates have entered into any agreement whereby any Person has the right (exercisable now or in the future and whether or not contingent) to call for the issue of any equity securities in either Company.

3.2.3 Personal Property.

(a) Schedule 3.2.3(a) sets forth each item of personal property (i.e., excluding Properties) that as of its respective Reference Dates is owned or leased by a Company and used in the Transferred Business with a book value in excess of R$50,000.00. Except as reserved to Sellers in this Agreement including in the Exhibits and the Schedules (or, for the avoidance of doubt, included in the Retained Businesses) and assuming the consummation of the Divestiture Transactions, as of the respective Reference Dates for Schedule 3.2.3(a), each of the items listed on Schedule 3.2.3(a), the inventory and other items of Working Capital, and incorporeal rights of the Companies that are included with the Transferred Business are owned or leased by the Companies free and clear of all Liens except (a) Liens described on Schedule 3.2.3(a) and (b) Permitted Liens (which Liens and Permitted Liens are not, when taken together, Material).

(b) To the Knowledge of Sellers, except as set forth on Schedule 3.2.3(b), as of the respective Reference Dates for Schedule 3.2.3(b), substantially all of the items of personal property (i.e., excluding Properties) that are individually Material and are included with the Transferred Business are in the possession or under the control of the Companies. Where any item of personal property is individually Material and is used in the Transferred Business, but not owned by a Company, or (except with respect to the Joint Operating Agreements) any Person provides a Material facility or service to a Company, to the Knowledge of Sellers and except as set forth on Schedule 3.2.3(b), as of the respective Reference Dates for Schedule 3.2.3(b), no default event has occurred which could reasonably be expected to entitle any Person to terminate the relevant agreement in respect of such use or provision.

3.2.4 Real Property.

(a) Except as provided in Schedule 3.2.4(a), and assuming the consummation of the Divestiture Transactions, as of the respective Reference Dates for Schedule 3.2.4(a), the Properties are free and clear of all Liens (provided, however, that notwithstanding Article IX, Liens in this Section 3.2.4(a) shall not be construed to include any defect or restriction in title of any kind) other than (i) Liens set forth on Schedule 3.2.4(a), and (ii) Permitted Liens (which Liens and Permitted Liens are not, when taken together, Material). The information in respect of the Properties set out in Exhibit U is, in all Material respects, true, complete and accurate.

(b) As of its respective Reference Dates, Schedule 3.2.4(b) identifies all or substantially all the RORO Sites and lists all CORO Sites that are in the process of being converted into RORO Sites.

(c) The Properties comprise all the Material land and buildings owned, controlled, occupied or used by the Companies in respect of the Transferred Business (and exclude the office building space at Av. Republica do Chile, 230 Centro/RJ, Rio de Janeiro, Brazil which is an asset of the Retained Businesses) assuming the consummation of the Divestiture Transactions, and, except as provided in Schedule 3.2.4(c), a Company is the sole legal and beneficial owner of, or is the sole holder of valid and enforceable leasehold interests in, each of the Properties, except for any such Properties that would not alone or when taken together with all such Properties reasonably be expected to be Material. The Retained Businesses do not own, control, occupy or use any of the Properties other than those for which leases are contained in Exhibits M-1, M-2, M-3 and M-4.

(d) Except as provided in Schedule 3.2.4(a), as of the respective Reference Dates for Schedule 3.2.4(a), to the Knowledge of Sellers, no Person has or claims any security interest, Lien (provided, however, that notwithstanding Article IX, Liens in this Section 3.2.4(d) shall not be construed to include any defect or restriction in title of any kind) (other than Permitted Liens), option, right of preemption or other similar interest (including arising by statute) which is Material in or over any of the Properties and no Property is the subject of a subsisting contract for sale or other disposition of any interest in it.

(e) Except as provided in Schedule 3.2.4(e), as of the respective Reference Dates for Schedule 3.2.4(e), in relation to such of the Properties as are leased to third parties as CORO Sites, to the Knowledge of Sellers no lease contains any requirements to be satisfied in connection with, or which have effect in relation to, a change of ownership or control of the issued share capital of the Companies.

3.2.5 Environmental Reports. To the Knowledge of Sellers, all formal and final written reports (not necessarily including all supporting appendices, attachments, and materials incorporated by reference, but otherwise complete in all Material respects) of Environmental site assessments and investigations which are both (a) prepared by or on behalf of Sellers or the Companies within the period since January 1, 2005 and the date of this Agreement; and (b) in the possession of Sellers or the Companies, (other than any such items, and for the avoidance of doubt all communications related thereto, specifically created by or for Sellers or their Affiliates in contemplation of a potential sale of the Transferred Business or a portion thereof, or containing forecasts or projections, including projections relating to potential Environmental remediation costs, attorney work product, internal peer reviews, business strategies, research on remediation technology or techniques, or containing information subject to confidentiality obligations or privileges), relating to both the Transferred Business and any Material Environmental Condition (including under any Environmental Law or under any analogous Law) of the Properties or any other property used at any time in the Transferred Business and where the Environmental Condition still exists as of the date of this Agreement, have been made available to Buyer in the Data Room as of the date of this Agreement.

3.2.6 Contracts.

(a) The Companies are parties to Contracts relating to the Transferred Business (collectively, the “Transferred Contracts”), copies of all or substantially all of which (but some provisions of which have been redacted) have been made available to Buyer in the Data Room and which, as of the date of this Agreement, include the following:

(i) approximately 1,200 Contracts with commercial and industrials fuel customers;

(ii) approximately 20 Contracts with respect to the transportation of fuels by third-party trucks, rail and barge;

(iii) approximately 480 procurement Contracts with respect to the Transferred Business;

(iv) approximately 55 Contracts with respect to distribution terminals owned entirely by CBL;

(v) approximately 30 Contracts with respect to distribution terminals owned by third parties; and

(b) Complete (but for some provisions of which have been redacted) copies of the Joint Operating Agreements have been made available in the Data Room.

(c) Except as made available to Buyer in the Data Room, except for the Joint Operating Agreements, and except for the matters described in Schedule 3.2.6(c), as of the respective Reference Dates for Schedule 3.2.6(c), to the Knowledge of Sellers, the Transferred Business does not include any Transferred Contract that (i) is not in the Ordinary Course of Business, (ii) is not on an arm’s length basis, or (iii) is a joint venture, consortium, partnership or profit (or loss) sharing agreement.

(d) Complete copies of the Shared Contracts (but for some provisions which have been redacted) have been made available in the Data Room.

(e) As of its respective Reference Dates, Schedule 3.2.6(e) presents certain aging data compiled from the Transferred Contracts relating to the CORO Sites and RORO Sites. To the Knowledge of Sellers, as of the respective Reference Dates for Schedule 3.2.6(e), such data, as qualified in the notes appearing on Schedule 3.2.6(e) are correct and complete in all material respects.

(f) Except as set forth on Schedule 3.2.6(f), as of the respective Reference Dates for Schedule 3.2.6(f), each Contract (as to which a Company is party) (i) with retailers for CORO and RORO Sites, (ii) with respect to the rights of third parties to utilize distribution terminals owned entirely by a Company; (iii) with respect to the rights of a Company to utilize distribution terminals owned by third parties; or (iv) for a Company’s purchase of gasoline, diesel, natural gas or bio-fuels for distribution, is a valid, binding and enforceable obligation of such Company, and to the Knowledge of Sellers, of each other party or parties thereto, and is in full force and effect, except for any lack of enforceability that would not alone or, when taken together with all such lack of enforceability in respect of such Contracts, reasonably be expected to be Material. As of the respective Reference Dates for Schedule 3.2.6(f), to the Knowledge of Sellers, except as set forth on Schedule 3.2.6(f), the Companies, and each other party thereto, have performed in all Material respects the obligations required to be performed as of the date hereof, or the applicable dates indicated on Schedule 3.2.6(f) with respect to Contracts with retailers for CORO and RORO Sites, and neither the Companies nor, to the Knowledge of Sellers, any other party thereto, are (in each case, with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for any such breach or default that would not alone or, when taken together with all such breaches or defaults in respect of any such Contracts, reasonably be expected to be Material.

(g) Except as provided in Schedule 3.2.6(g), as of the respective Reference Dates for Schedule 3.2.6(g), assuming the consummation of the Divestiture Transactions, the rights, properties, books of account, records and assets of the Transferred Business, the facilities and services to which each Company has a contractual right, and the rights of Buyer and the Companies pursuant to this Agreement and the other documents referred to herein together include substantially all rights, properties, assets, facilities and services which are used by the Companies to carry on the Transferred Business substantially in the manner in which it is carried on as at the date of this Agreement.

3.2.7 Licenses and Permits. To the Knowledge of Sellers, the Companies have all of the Permits (as to which the Companies, as opposed to a third party, are or would be the Permit holder), that are necessary for the operation of the Transferred Business as currently conducted, except where the failure to be licensed (when taken together with all failures to hold necessary Permits) would not reasonably be expected to be Material. To the Knowledge of Sellers, there are no circumstances (other than circumstances applicable to the fuels marketing, sales, distribution and/or supply industry in Brazil in general) which indicate that any material Permit or any other material required license, permission, authorization or consent will or is likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the transactions contemplated by this Agreement or otherwise), except for any such Permit or other material required license, permission, authorization or consent that would not alone or when taken together with all such Permits or other material required licenses, permissions, authorizations or consents reasonably be expected to be Material.

3.2.8 Financial Statements; Undisclosed Liabilities.

(a) Schedule 3.2.8(a)(1) contains (i) a combined, unaudited pro forma balance sheet of the Transferred Business as of December 31, 2007, together with an unaudited pro forma statement of income for the fiscal year ended December 31, 2007 and (ii) a combined, unaudited pro forma balance sheet of the Transferred Business as of April 30, 2008, together with an unaudited pro forma statement of income for the four-month period ended April 30, 2008 (the balance sheets and statements of income described in clauses (i) and (ii) being collectively referred to herein as the “Financial Statements”). Except as set forth on Schedule 3.2.8(a)(2), the Financial Statements have been prepared in accordance with the Accounting Methodologies and present, in all material respects, the financial condition and the results of the operations of the Transferred Business as of the dates and for the applicable periods indicated. The Transferred Lubricants Supply Business is entirely omitted from the accounts of the pro forma statements of income that form part of the Financial Statements and partially omitted from the accounts of the pro forma balance sheets that form part of the Financial Statements (i.e., only the Receivables and PP&E for the Transferred Lubricants Supply Business have been included in the balance sheet accounts, and the Lubricants portion of any Shared Contract that may later be deemed to be part of the Transferred Business by operation of Exhibit E has also been excluded from the Financial Statements).

(b) To the Knowledge of Sellers, except as set forth on Schedule 3.2.8(b) or incurred in the Ordinary Course of Business since April 30, 2008, the Companies have not incurred, since April 30, 2008, any additional liabilities or obligations outside of the Ordinary Course of Business related to the Transferred Business, contingent or otherwise, that are Material.

(c) Copies of Tax Returns of the Companies filed with the tax authorities since January 1, 2005 and copies of the corporate records and minute books of the Companies pertaining to the Transferred Business since January 1, 2005, have been made available to Buyer.

3.2.9 Insolvency. Neither Sellers nor any Affiliate thereof nor either Company has (a) received any written notice that an order has been made, petition presented or meeting convened for the winding up of a Seller or either Company or for the appointment of any provisional liquidator or (b) received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent of a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the properties and/or assets of the Companies.

3.2.10 Labor Relations and Practices. Schedule 3.2.10 sets forth a complete and accurate list of all Contracts with labor unions in respect of Employees to which a Company is a party or bound.

3.2.11 Employees.

(a) Accurate and complete copies of the standardized labor contract terms and conditions of employment applicable to all Employees, including Key Managers (except in each case for salary and wage information) have been made available to Buyer in the Data Room.

(b) Except as set forth on Schedule 3.2.11(b), neither Company has, or has agreed to introduce, any share incentive plan, share option plan or profit sharing, bonus, commission or other such incentive plan for any directors or Employees or other workers engaged in the Transferred Business.

(c) No Key Manager has been given or, at the date hereof, has given written notice which has not yet expired terminating his or her employment.

3.2.12 Employees; Employee Plans.

(a) Schedule 3.2.12(a) lists or describes all Employee Plans that are maintained for Employees other than those mandated or implied by Law.

(b) Other than as disclosed on Schedule 3.2.12(b) in respect of the Employee Plans (and any mandatory social security pension plans operated under public law, statute or regulation in Brazil) and the benefits received by Retired Employees from ongoing participation in existing single pool health and life insurance plans, neither Company provides, contributes to or supports or has any liability to provide, contribute to or support any arrangement for the provision of Retirement Benefits.

(c) All amounts due to be paid on or prior to the Closing to or in respect of the Employee Plans, other than as stated in Schedule 3.2.11(b), or any arrangement relating to the provision of Retirement Benefits in respect of Employees, but excluding, for the avoidance of doubt (in respect of) Retired Employees, by any Company on or before the date of Closing (including any insurance premiums), have been or will be duly paid in full on the due dates for such payments.

3.2.13 Orders, Litigation, Notices of Investigation.

(a) To the Knowledge of Sellers, except as set forth on Exhibit O or on Schedule 3.2.13, as of the respective Reference Dates for Exhibit O (in relation to Tax Proceedings) and as of the respective Reference Dates for Schedule 3.2.13 (in respect of all other Orders and Litigation other than Tax Proceedings), there is no Order or Litigation pertaining to the Transferred Business or any of the assets used in the Transferred Business (excluding any Orders and Litigation arising from or relating to any Environmental matters) either filed against and served with notice on Sellers or the Companies or threatened in writing which, alone or together with all other such Orders or Litigation, could reasonably be expected to be Material.

(b) Except as set forth on Exhibit O or on Schedule 3.2.13, as of the respective Reference Dates for Exhibit O (in relation to investigations or inquiries relating to Tax Proceedings) and as of the respective Reference Dates for

Schedule 3.2.13 (in respect of all other Orders and Litigation other than Tax Proceedings) to the Knowledge of Sellers, the Companies have not received written notice of any Material governmental, administrative, regulatory or other official investigation or inquiry since June 1, 2006 in respect of Taxes and since January 1, 2005 in respect of all other matters (but excluding any investigation or inquiry arising from or relating to any Environmental matters) concerning either Company or the Transferred Business that, to the Knowledge of Sellers, is still being pursued.

3.2.14 Compliance With Laws.

(a) To the Knowledge of Sellers, except as set forth on Schedule 3.2.14(a), as of the respective Reference Dates for Schedule 3.2.14(a), the Companies are in compliance in all Material respects with, and have not since December 31, 2007 received a formal written notice of any Material violation of or Material default under, any Laws or Orders (excluding for purposes of this Section 3.2.14(a) Environmental Laws and Orders issued pursuant to Environmental Laws which are the subject of Section 3.2.14(b)) applicable to them as a result of the conduct or ownership of the Transferred Business.

(b) Except as has been made available to Buyer in the Data Room, to the Knowledge of Sellers, the Companies have not, during the period from January 1, 2005 until the respective Reference Dates applicable to this subsection (b), received from any Governmental Authority having jurisdiction any formal written notice of any Material violation of or Material default under, any applicable Environmental Laws or Orders issued pursuant to Environmental Laws applicable to them as a result of the conduct of the Transferred Business that are still outstanding.

3.2.15 Tax Warranties.

(a) To the Knowledge of Sellers, the Companies have filed or caused to be filed all Tax Returns required to be filed by applicable law, and all Taxes shown on such Tax Returns to be due have been paid or offset, and as of the respective Reference Dates for Exhibit O, there are no Liens for Taxes, other than Permitted Liens and Liens in respect of Tax Proceedings identified in Exhibit O, with respect to any of the assets or properties of a Company.

(b) To the Knowledge of Sellers, with respect to the Transferred Business, except as set forth in Schedule 3.2.15(b) or provided in Exhibit O, as of their respective Reference Dates, and except for applicable Brazilian governmental special administrative tax regimes, neither Company is party to nor bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Tax authority).

(c) To the Knowledge of Sellers, Annexes I and II to Exhibit O attached hereto list all (i) Tax Proceedings (and the stated amounts claimed therein) filed and served with notice on Sellers or the Companies as of June 30, 2008, and (ii) new Tax Proceedings (and the stated amounts claimed therein) filed and served with notice on Sellers or the Companies between June 30, 2008 and the date that is seven (7) days before the date of this Agreement. Any amendments to Annexes I and II to Exhibit O pursuant to Section 3.4(e) shall list all new Tax Proceedings (and the stated amounts claimed therein) that are, to the Knowledge of Sellers, filed and served with notice on Sellers or the Companies between the Pre-Signing Reference Date and the Pre-Closing Reference Date applicable to Exhibit O.

3.2.16 Conduct of Business by the Companies. Since December 31, 2007, except for the Divestiture Transactions, all actions to be taken in connection therewith and all effects (legal, financial or other) thereof, and except for the declaration and payment of dividends, the Transferred Business has been conducted only in the Ordinary Course of Business, and neither Company has reduced its paid-up share capital or has issued or agreed to issue any equity securities.

3.2.17 Transferred Business Guarantees and Retained Businesses Guarantees. Exhibit D as of the respective Reference Dates for Exhibit D sets forth a complete and accurate list of all Transferred Business Guarantees and Retained Businesses Guarantees.

3.2.18 Insurance Claims. Except as has been summarized in the Data Room, there are no claims outstanding by or on behalf of any Company in regards to the Transferred Business under any policy of insurance (including the Chevron Policies) where the sum claimed is in excess of R$50,000.00. An accurate list of the policies in effect as of the date of this Agreement and a summary of the claims of the Companies tendered against such policies in regards to the Transferred Business has been provided to Buyer in the Data Room for the period January 1, 2005 through July 31, 2008.

3.2.19 Position Since Pre-Closing Reference Date. In relation to each representation and warranty in Section 3.2 which includes a Pre-Closing Reference Date, to the Knowledge of Sellers, since the applicable Pre-Closing Reference Date there has been no change or development in the matters the subject of such representation and warranty except where such change or development would not have a Material Adverse Effect.

3.3 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

3.3.1 Organization and Good Standing. Buyer is a sociedade limitada duly organized, validly existing and in good standing under the Laws of Brazil.

3.3.2 Authorization, Validity and Non-Contravention. This Agreement has been, and at the Closing the Ancillary Agreements to which Buyer is a party will have been, duly and validly executed and delivered by Buyer and, assuming the due execution thereof by Sellers and any other parties thereto, constitutes, or will constitute, in the case of such Ancillary Agreements to be executed at the Closing, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors interests and (b) the availability of equitable remedies (whether in a proceeding in equity or at law). Buyer has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party and to undertake and perform fully the transactions contemplated hereby and thereby. All necessary action has been taken by and on behalf of Buyer with respect to the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements. Neither the execution and delivery of this Agreement and such Ancillary Agreements by Buyer nor the performance of its obligations hereunder or thereunder, as applicable, will (i) violate, conflict with or result in a breach of any Law or Orders binding on Buyer or Buyer’s Organization Documents or (ii) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any Contracts to which Buyer is a party or by which Buyer is bound which would prevent the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements to which Buyer is a party. Any reference to “Buyer” in this Section 3.3.2 shall be construed as a reference also to such of the Buyer’s Affiliates as are party to the Ancillary Agreements.

3.3.3 No Consents. Except as set forth in Schedule 3.3.3, no Consents are required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

3.3.4 No Brokers or Finders. Buyer has not employed any broker, agent or finder in connection with the transactions contemplated by this Agreement.

3.4 Supplemental Schedules and Exhibits.

(a) Sellers’ Obligation to Supplement. Sellers will, prior to the Closing Date, by notice to Buyer in accordance with this Agreement, (i) in relation to representations and warranties which include a Reference Date, supplement or amend any Schedule or Exhibit (as it may have already been supplemented or amended) and (ii) in relation to representations and warranties which do not include a Reference Date, provide updating information (in addition to any updating information that may have already been provided), to correct any matters that, to the Knowledge of Sellers, may have a reasonable likelihood of constituting a breach of (i) in relation to representations and warranties which include a Reference Date, a breach of such representation or warranty as of the relevant Pre-Signing Reference Date or as of the relevant Pre-Closing Reference Date, and (ii) in relation to representations and warranties which do not include a Reference Date, a breach of any such representation or warranty at the date of this Agreement or as at the Closing Date.

(b) Supplement Disregarded for Purposes of Closing Conditions. Any such supplement or amendment made pursuant to Section 3.4(a) will be disregarded for purposes of Section 5.1.1 and, for the avoidance of doubt, will not affect whether or not the condition in Section 5.1.1 is satisfied or any rights of the Buyer pursuant to Section 8.1(b) to terminate this Agreement.

(c) Section 7.2(a) Rights Preserved – Execution (or Pre-Signing Reference) Date Corrections. Sellers’ obligation under Section 3.4(a) to supplement or amend in respect of any event occurring or fact arising prior to any Pre-Signing Reference Date or, in the absence of an applicable Reference Date, then the date of this Agreement, and any such supplement or amendment so made, shall not affect any right of Buyer to claim for breach of any representation or warranty so made.

(d) No Section 7.2(a) Rights – Post-Execution (or Post-Pre-Signing Reference) Date Events. Any such supplement or amendment made pursuant to Section 3.4(a) in respect of any event occurring or fact arising after an applicable Pre-Signing Reference Date or, in the absence of such an applicable Pre-Signing Reference Date, then the date of this Agreement, will be effective to cure for purposes of ARTICLE VII any breach of representation or warranty made on the Closing Date or Pre-Closing Reference Date, as applicable, which would have existed or is reasonably likely to exist by reason of Sellers not having made such supplement or amendment. For the avoidance of doubt, nothing in this Section 3.4(d) shall eliminate nor reduce Buyer’s express rights under Sections 3.4(b) and 3.4(c) above.

(e) Notwithstanding anything herein to the contrary, Sellers shall be required to supplement or amend Exhibit O only to identify new Tax Proceedings (and the stated amount claimed therein) filed and served with notice on Sellers or the Companies between the Pre-Signing Reference Date and the Pre-Closing Reference Date.

ARTICLE IV

COVENANTS

4.1 Conduct of Business.

(a) In the period from the date hereof to the Closing, except as contemplated or required by this Agreement and except for the Divestiture Transactions, all actions to be taken in connection therewith and all effects (legal, financial or other) thereof, and the declaration and payment of dividends, Sellers will cause the Companies to operate the Transferred Business in the Ordinary Course of Business and will not suffer the Companies to do any of the following in connection with the Transferred Business without Buyer’s prior written consent, which consent will not be unreasonably withheld, provided, however, that, subject to Sections 4.16(a), 7.2(d) and 7.6.1, nothing in this Section 4.1(a) will prevent the Companies from doing any of the following in regards to the Retained Businesses:

(i) create, allot, issue, acquire, repay or redeem any equity securities or agree, arrange or undertake to do any of those things or acquire or agree to acquire an interest in a corporate body or merge or consolidate with a corporate body or any other Person, enter into a demerger transaction or participate in any other type of corporate reorganization or grant or offer any option over the whole or any part of its share capital;

(ii) sell, transfer, dispose of or create any Lien (other than Liens for Taxes or other governmental charges not yet due or being contested in good faith) over any of the Securities;

(iii) dissolve or liquidate or obligate themselves to dissolve or liquidate;

(iv) acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest), other than in the Ordinary Course of Business, any assets whether pursuant to a single transaction or a series of related transactions in excess of R$50,000.00;

(v) sell, transfer, license, create a Lien (other than Permitted Liens) over or otherwise dispose of or agree to sell, transfer, license, create a Lien (other than Permitted Liens) over or otherwise dispose of any asset, including any Property, with a value in excess of R$25,000.00, except fuel and non-fuel inventory and the conversion of CORO Sites to RORO Sites in the Ordinary Course of Business;

(vi) make capital expenditures where the aggregate of capital expenditures of any kind is in excess of R$200,000.00, except in the Ordinary Course of Business;

(vii) (A) create, incur or assume any debt (including obligations in respect of capital leases) or any debt for money borrowed (whether long term or short term); (B) assume, guarantee, endorse, indemnify or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person other than guarantees of Employee residential lease obligations and guarantees with respect to Tax Proceedings; or (C) make any loans, advances, capital contributions or payments to any other Person, in each case in excess of R$25,000.00, or other than in the Ordinary Course of Business;

(viii) except as required by applicable Law or circumstances not existing as of the date hereof, change any of the material accounting principles or practices used by it;

(ix) amend, terminate, rescind, or waive any Material rights or benefits under any Transferred Contract where doing so would alone or when taken together with all such acts reasonably be expected to materially and adversely affect the Companies;

(x) enter into or extend any contract involving payments by the Companies in excess of R$25,000.00 and whose term extends beyond the Outside Date, and which cannot be terminated without payment or penalty, other than in the Ordinary Course of Business;

(xi) enter into any transaction with Sellers or any of their Affiliates other than in the Ordinary Course of Business;

(xii) increase the salary or change the terms of employment (including pension fund commitments) of Employees (except (A) as required by Law, or (B) as required by collective bargaining agreement, or (C) as required by any employment contract made available to Buyer in the Data Room in effect as of the date hereof) where all such increases or changes result in an increase in the aggregate employment costs of more than 8% per annum;

(xiii) enter into any agreement with respect to the voting of any of its capital stock except in the Ordinary Course of Business;

(xiv) amend the Companies’ Organizational Documents except for changes in officers or directors of the Companies;

(xv) make, revoke or change any tax election, adopt or change any tax accounting method or period, file any amended Tax Return except as required to cure formal errors or settle any tax claim or assessment;

(xvi) institute or settle any litigation that could result in a payment to or by either Company of R$25,000.00 or more (except for collection in the ordinary course of trading debts, and except in respect of Tax Proceedings addressed in Exhibit O); or

(xvii) enter into any collective labor agreements or any other agreements with labor unions or employee representative bodies of Sellers or any of their Affiliates other than in the Ordinary Course of Business.

(b) The provisions of Section 4.1(a) shall not be construed so as to prohibit or restrict the following:

(i) any action reasonably undertaken by a Seller or any Affiliate of Sellers in an emergency situation with the intention of minimizing any adverse effect thereof, provided Sellers notify Buyer of such action as soon as practicable thereafter;

(ii) the completion or performance of any obligations undertaken pursuant to any Contract or arrangement to which a Seller or any Affiliate of Sellers is party prior to the date hereof;

(iii) any action or inaction undertaken at the written request of Buyer; and

(iv) any action or inaction contemplated in this Agreement.

4.2 Advisory Committee.

(a) For the period from the date hereof until Closing, promptly following the date hereof, Buyer and Sellers shall establish an advisory committee (the “Advisory Committee”) in respect of the Transferred Business comprised of the following representatives of Sellers and Buyer:

(i) André Covre (or such other Person nominated by Buyer);

(ii) Leocádio de Almeida Antunes Filho (or such other Person nominated by Buyer);

(iii) Glenn Johnson (or such other Person nominated by Sellers); and

(iv) Gilson Ribeiro (or such other Person nominated by Sellers).

The party that has nominated a member of the Advisory Committee may remove and replace that member.

(b) The parties shall procure that the Advisory Committee meets at least every fortnight and/or at such other times as the Chairman or members may decide on reasonable notice. Participation in such meetings may be by telephone or in person. Glenn Johnson, or another member of the Advisory Committee designated by Sellers, shall be Chairman of the Advisory Committee. Any two members of the Advisory Committee may request from time to time (and the parties shall procure) that relevant employees or representatives of the Companies attend or make presentations to the Advisory Committee and provide such information as the Advisory Committee may require. If in the reasonable judgment of the Chairman, compliance with any such request would be illegal, onerous, disruptive to the Transferred Business or the Retained Businesses or expensive on a cost/benefit basis, the Chairman may deny such request.

(c) The Advisory Committee shall have as a goal the preservation of the Transferred Business and its relationships with Employees and customers of the Transferred Business, and the members shall consult in good faith with respect to the visiting programs and other actions that further this goal.

4.3 Access to Customers and Employees.

(a) In the period from the date hereof until Closing, upon the request from time to time of Buyer, Buyer, on the one hand, and Sellers (or the Companies at Sellers’ request), on the other hand, will jointly contact the Companies’ (i) customers at CORO and RORO Sites, (ii) commercial and industrial customers of the Transferred Business and counterparties to Retailer Contracts, and/or (iii) Key Managers and, subject to Sellers’ consent, which consent will not be unreasonably withheld, such additional Employees as Buyer reasonably requests, in relation to the conduct of the Transferred Business and the Retailer Contracts in the period after Closing, and Sellers will use commercially reasonable efforts to facilitate such contacts, provided Sellers reasonably determine that such contacts will not be disruptive to the Transferred Business or damaging to the Companies’ relationships with such customers, or pose a risk to attorney-client privileged information or attorney work product.

(b) Contacts relating to Shared Contracts shall be governed by the provisions of Section 4.16(c) and Exhibit E. In the event of any inconsistency with this Section 4.3, the provisions of Section 4.16(c) and Exhibit E shall prevail.

(c) In the period from the date hereof until Closing, upon the reasonable request from time to time of Buyer, Sellers will provide operational training with respect to the provision of the Identified Functions to employees and third party contractors nominated by Buyer; provided, however, that (i) such training will not unreasonably disrupt the services and operations of the Companies pre-Closing (as reasonably determined by Sellers), (ii) such employees and third party contractors nominated by Buyer shall be generally knowledgeable in the functions in which they are to be trained, (iii) such training is only required to be provided during regular business hours, and (iv) Buyer employees and third party contractors to whom such training is provided agree to be bound by the confidentiality obligations in Section 4.6(c) in relation to information obtained under this Section 4.3 (the references in Section 4.6(c) to “Buyer” or “Affiliates” to be read, for the purposes of this Section 4.3(c), as being references to such of Buyer’s employees and third party contractors referred to in this section). For the purposes of this Section 4.3(c), “Identified Functions” means treasury, tax litigation and IT functions together with such other functions as may be reasonably requested by Buyer and agreed to by Sellers that are carried out by the Companies in relation to the Transferred Business where a material number of the personnel carrying out such functions will not be Transferred Business Employees post-Closing.

4.4 Efforts; Further Assurances. Each of the parties will use commercially reasonable efforts given the circumstances to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and cooperate with each other to do so. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request.

4.5 No Amendment to Ancillary Agreements. Where any of the Ancillary Agreements between either of the Companies and either of the Sellers or any of their Affiliates is executed prior to Closing, the terms of any such Ancillary Agreement shall not subsequently be amended from those set out in the Exhibits to this Agreement without the prior written consent of Buyer, which consent will not be unreasonably withheld and no such Ancillary Agreement shall be terminated without the prior written consent of Buyer. If any such Ancillary Agreement otherwise ceases to be in full force and effect prior to the Closing, the Sellers shall procure that such Ancillary Agreement shall be re-executed in a form reasonably satisfactory to Buyer on or prior to the Closing Date and such re-execution shall be an additional condition to Closing under Article V. Any attempt to make such an amendment or effect such termination without Buyer’s prior written consent shall be considered null and void.

4.6 Access.

(a) Prior to the Closing, upon reasonable notice, Sellers will permit, and cause the Companies to permit, representatives of Buyer to have access, to the extent Sellers have legal authority to do so and to the extent not prohibited by Law or contract, to the Data Room, all premises, properties (whether real, personal or otherwise), books and records of account, corporate records and contracts of the Companies pertaining to the Transferred Business (other than any such items, and for the avoidance of doubt all communications related thereto, specifically created by or for Sellers or their Affiliates in contemplation of a potential sale of the Transferred Business or a portion thereof, or containing forecasts or projections, including projections relating to potential Environmental remediation costs, attorney work product, internal peer reviews, business strategies, research on remediation technology or techniques, or containing information subject to confidentiality obligations or privileges); provided, however, that (i) Sellers and the Companies shall be entitled to redact all information relating to the Retained Businesses, (ii) Buyer will have such access only during regular business hours and will not unreasonably interfere with the Companies’ normal business operations, and (iii) except as permitted in accordance with Section 4.3, Buyer may not contact any of the Companies’ suppliers or joint venture partners, or any counterparty, including a financial institution, of any Contract to which a Company is a party, without the prior written consent of Sellers. Buyer agrees that in no event will the above described access to information include the right to perform any soil, groundwater or other physical sampling or testing without a prior written request of Buyer to conduct such activities and the prior written consent of Sellers.

(b) Buyer hereby irrevocably and unconditionally waives and releases all claims against Sellers, the Companies, their Affiliates and their respective directors, officers, employees and agents for injury to or death of any persons or damage to property arising in any way from the exercise of rights granted to Buyer pursuant to Section 4.3(c), Section 4.6(a), Section 4.6(e) or Section 4.6(f) or the activities performed pursuant thereto by Buyer or its representatives on the premises and properties of the Companies or their Affiliates. Buyer will defend, indemnify and hold harmless Sellers, their Affiliates and their respective successors, assignees, officers, directors, former directors of the Companies, partners, employees, agents and representatives (collectively, the “Sellers Indemnified Persons”) from and against, and reimburse them for, any and all Losses of any kind arising out of any injury to or death of persons or damage to property occurring in, on or about the premises or properties of the Companies or their Affiliates as a result of such exercise of the rights granted in, or activities conducted pursuant to, Section 4.6(a) or Section 4.6(e); provided, however, that Buyer shall have no indemnity obligation pursuant to this Section 4.6(b) with respect to any such Losses that are solely the result of the negligence or willful misconduct of a Sellers Indemnified Person.

(c) Prior to the Closing, and at all times if this Agreement is terminated, Buyer will, except as otherwise required by applicable Law or by the terms of a subpoena, request for information, civil investigative demand or similar order issued by a Governmental Authority, hold confidential all information obtained pursuant to this Section 4.6 with respect to the

Transferred Business and the Companies, as well as all information generated by Buyer or its Affiliates that contains, reflects or is derived from such information, (collectively, the “Information”) and, if this Agreement is terminated, return to Sellers all of such Information as shall be in documentary (including, to the extent possible, electronic) form and shall not use any Information in any manner that would have an adverse consequence to Sellers, the Companies or any Affiliates thereof. The term “Information” shall not apply to information or data that (i) is or becomes generally available to the public other than as a result of disclosure by the Buyer, or (ii) becomes available to the Buyer on a non-confidential basis from a source that to the Buyer’s knowledge is not bound by a confidentiality agreement with Sellers or is not otherwise prohibited from transmitting the Information to Buyer by a contractual, legal or fiduciary obligation, or (iii) was known to Buyer on a non-confidential basis prior to its disclosure to Buyer by the Sellers, or (iv) is developed independently by Buyer’s personnel who have not had access to the Information.

(d) In perpetuity following the Closing, unless otherwise agreed to in writing signed by the parties, Sellers, Buyer and the Companies, and their respective Affiliates, shall treat as strictly confidential, and shall not disclose to any person other than a party or its Affiliates, any information that: (i) relates to the provisions or subject matter of this Agreement or any document referred to in this Agreement; (ii) in the case of the Sellers and its Affiliates, concerns the Transferred Business; (iii) in the case of the Buyer and its Affiliates, following the date hereof, and in the case of the Companies following the Closing Date, concerns the Retained Businesses (individually and jointly to be referred to as “Confidential Information”); provided, however, Sellers, Buyer or the Companies, and their respective Affiliates, may disclose Confidential Information to a third party if and to the extent: (i) required by Law; (ii) required by any recognized securities exchange or by any regulatory or governmental body having authority; (iii) the information has become generally available to the public through no fault of the Sellers, the Buyer, the Companies, or their respective Affiliates as the case may be; (iv) the disclosure is made to a Tax authority in connection with the Tax affairs of the disclosing party; (v) the information is obtained from a third party which is itself, to the best knowledge of the disclosing party, free of any obligations of confidentiality with respect to that information; (vi) the disclosure is made to professional advisers of any party that are subject to a duty of confidentiality; (vii) the information is independently developed after the Closing; (viii) prior written consent to the disclosure has been given by the parties; or (ix) required to enable a party to enforce its rights or remedies under this Agreement. This Section 4.6(d) shall survive the termination of this Agreement.

(e) Subject, for the avoidance of doubt, to Section 7.6.6(b), for six (6) years following Closing (except as otherwise provided herein), upon reasonable notice, Sellers will (and will cause their Affiliates to) retain and permit representatives of the Buyer and the Companies, and the Buyer and the Companies shall retain and permit representatives of the Sellers, to have prompt access, to the extent not prohibited by Law or contract and to the extent that such items do not contain information subject to confidentiality obligations or privileges, to all books and records of account, corporate records, contracts and all other records held by it after Closing to the extent that such books and records of account, corporate records, contracts and other records relate, in the case of information held by the Sellers or their Affiliates, to the Transferred Business, and in the case of information held by the Buyer or the Companies, to the Transferred Business (but only for a period of seventy-five (75) days following the Closing), and the Retained Businesses, in each case, in respect of the period up to Closing only, provided, however, that (i) Sellers shall be entitled to redact all information relating to the Retained Businesses (except to the extent that access is required to such information in order to comply with the requirements of a Governmental Authority, and except for ledgers, books or original entry, balance sheets and Tax Returns), (ii) the relevant party will have such access only during regular business hours and will not unreasonably interfere with the other’s normal business operations. In furtherance of the rights to prompt access to the materials covered by this Section 4.6(e), Sellers and Buyer shall maintain said materials in either Rio de Janeiro or São Paulo, Brazil, throughout the applicable six (6) year period following Closing. For six (6) years following Closing, Buyer and the Companies will and the Sellers and their Affiliates will (as applicable), except as otherwise required by applicable Law or by any stock exchange or regulatory or antitrust body or judicial or arbitral proceedings or to the extent that any information obtained has previously become publicly available other than through such party’s fault, hold confidential all information obtained pursuant to this Section 4.6(e).

(f) Between the date of this Agreement and the Closing Date, Buyer may elect to retain a qualified independent third party (“Photographer”), whose selection shall be subject to Sellers’ prior written approval, such approval not to be unreasonably withheld or delayed, who shall document by video recordings and/or photographs (“Recordings”) the appearance of those CORO Sites and the RORO Sites identified by Buyer and in each instance certify in writing the date of such Recordings, the site number and the address of each such depicted Retail Outlet (as that term is defined under the Trademark License Agreement). Buyer acknowledges that access to such CORO Sites and RORO Sites will be subject to the consent of the respective operators of such sites. Within twenty (20) Business Days following the Closing, if any such Recordings and certifications have been created by the Photographer, Buyer shall cause a duplicate set of the same to be provided to Sellers, and Sellers shall within twenty (20) Business Days of receipt of the same, cause to be paid to Buyer an amount equal to fifty percent

(50%) of the reasonable, documented charges paid by Buyer to Photographer for procuring such Recordings and the associated certifications. If this Agreement is terminated for any reason, Sellers shall have no obligation to pay any sum relating to the Recordings.

(g) From the date of this Agreement until the Closing, Sellers will use reasonable endeavors to cause any new or renewed contract to supply Texaco branded motor fuel to a CORO Site or a RORO Site to contain language to the effect that: the seller under the fuel supply contract has the right to change, replace or discontinue the use of any products, registered trademarks or commercial names related to the products sold to the buyer under the fuel supply contract and this fact shall not give cause for the termination of the fuel supply contract.

4.7 Public Announcements and Other Disclosures. Neither Buyer nor Sellers will make any public announcement or other disclosure (including any disclosure to Employees, a customer or industry participant) or take any corporate or shareholder/quotaholder action that is reasonably likely to require any such announcement or disclosure in respect of this Agreement or the transactions contemplated hereby prior to the Closing Date without the prior written consent of the other (which consent will not be unreasonably withheld) except to the extent such disclosure is required by applicable Law or the rules of any applicable securities exchange, and except that:

(a) no prior written consent shall be necessary for disclosures by Sellers to Employees which are related to any pre-Closing remuneration or benefits to be provided by the Companies before Closing, and

(b) no prior written consent shall be necessary for communications of a nature intended to be conveyed to (i) in the case of disclosure by Sellers, all or substantially all employees of Sellers and their Affiliates or specifically to employees of the Companies other than the Transferred Business Employees; or (ii) in the case of Buyer, all or substantially all employees of Buyer and its Affiliates, and

(c) no prior written consent shall be necessary for communications to Transferred Business Employees made in the Ordinary Course of Business or, for the avoidance of doubt, in connection with the implementation of Sellers’ obligations under this Agreement.

4.8 CADE Filing.

(a) Promptly following the date hereof but no later than fifteen (15) Business Days from the date hereof, Sellers and Buyer will make a joint acquisition notification filing with Secretaria de Direito Economico (“SDE”), as may be required under Law No. 8884, published on 11 June 1994 – Brazilian Antitrust Law and regulations thereunder (collectively, the “Antitrust Law”), with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, the parties will file or cause to be filed as promptly as practicable supplemental information, if any, that may be required or requested by Brazilian Conselho Administrativo de Defesa Economica (“CADE”), the SDE or the Secretaria de Acompanhamento Econômico (“SEAE” and, together with CADE and SDE, the “Brazilian Antitrust Agencies”). Each party will cooperate fully and will provide all assistance reasonably requested by the other in the preparation and submission of the notification and in furnishing any additional information as may be requested by the Brazilian Antitrust Agencies. All filings referred to in this Section 4.8 will comply in all material respects with the requirements of the Antitrust Law.

(b) Without limiting the generality or effect of Section 4.8(a), each of the parties will (i) use its commercially reasonable efforts given the circumstances to comply as expeditiously as possible with all lawful requests of any of the Brazilian Antitrust Agencies for additional information and documents pursuant to the Antitrust Law, (ii) not (A) extend any waiting period under any applicable Antitrust Law, (B) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto or (C) withdraw any such filing or submission without the written consent of the other, (iii) cooperate with each other and furnish such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the Antitrust Law, (iv) in the case of Buyer, use efforts consistent with subsection (c) below to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the Closing, (v) promptly inform each other of the status of any communications with, and any inquiries or requests for additional information from, any of the Brazilian Antitrust Agencies and will comply promptly with any such inquiry or request, (vi) provide the other party with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them or their representatives, on the one hand, and any of the Brazilian Antitrust Agencies, on the other hand, with respect to this Agreement or the transactions contemplated herein, and (vii) provide the other party the opportunity to participate in all meetings with any of the Brazilian Antitrust Agencies.

(c) Buyer agrees and acknowledges that all risks and costs in relation to any filing with, proceeding involving, and compliance with the conditions for approval and obligations required by, the Brazilian Antitrust Agencies in connection with the sale of the Securities contemplated hereby will be borne by and be the responsibility of Buyer regardless of whether such matters when taken as a whole would have a material and adverse effect on the Transferred Business or on any other business of Buyer or its Affiliates.

4.9 Divestiture Transactions.

(a) Sellers will and will cause their Affiliates (including, prior to Closing, the Companies) to (i) give all necessary board, shareholder or other corporate approvals and consents of Sellers, the Companies and their Affiliates, (ii) execute (and fulfill all obligations pursuant to) all necessary contribution, transfer, assignment, distribution, consent and other agreements and documents between the Companies and the Sellers and their Affiliates (or any of them), (iii) prepare and submit any filings, applications, notices, and requests for approvals which as of the date hereof are legally required or required by the published procedures of the cognizant Governmental Authority, as well as other customary (as determined in Sellers’ reasonable discretion) written submissions to or with applicable Governmental Authorities (or any other third parties whose consent is required as a matter of contract or law in order for any element of the Divestiture Transactions to be implemented (together “Divestiture Consents”), (iv) use their commercially reasonable efforts to obtain (or cause to be obtained) all such Divestiture Consents and (v) otherwise use commercially reasonable efforts given the circumstances in each case, to implement, consummate and complete the Divestiture Transactions in accordance with the terms of this Agreement as soon as reasonably practicable following the date hereof. Sellers shall regularly review with the Buyer the progress of the Divestiture Transactions and the Divestiture Consents. To the extent that any actions are required following the Closing for the implementation of the Divestiture Transactions, Buyer will, and will cause the Companies to, and Sellers will, and will cause their Affiliates to, take all such actions, as may reasonably be requested by Sellers or Buyer.

(b) Subject to Section 4.5, Buyer acknowledges and agrees that prior to the Closing Date, the following agreements will be executed, which Buyer shall cause CBL to honor and perform following the Closing:

(i) a master lubricants supply agreement, in the form attached hereto as Exhibit L (the “Master Lubricants Supply Agreement”), between CBL and CBLL;

(ii) real property lease agreements, in the forms attached hereto as Exhibits M-1, M-2, M-3 and M-4 (collectively, the “Lease Agreements (CBLL as Tenant)”), each between CBL and CBLL;

(iii) a real property lease for certain space in the office building located at Av. Republica do Chile, 230 Centro/RJ, Rio de Janeiro, Brazil, in the form attached hereto as Exhibit T (the “Lease Agreement (CBL as Tenant)”), between CBL and Chevron Brasil Upstream Frade Ltda., a sociedade limitada organized and existing under the Laws of Brazil; and

(iv) the additives supply agreement, in the form attached hereto as Exhibit V (the “Oronite Contract Extension”), between CBL and Chevron Oronite Brasil Ltda., a sociedade limitada organized and existing under the Laws of Brazil (“COBL”).

4.10 IT Separation.

(a) The parties shall and shall cause their Affiliates to complete the IT Separation Steps in accordance with and comply with their obligations under the plan set out in Exhibit K.

(b) The parties shall also:

(i) coordinate regular project meetings as reasonably necessary to implement the IT Separation Steps; and

(ii) provide regular status updates and performance reports relating to each party’s progress in fulfilling milestones and performing its obligations under the IT Separation Steps.

4.11 No Solicitation. Prior to Closing, Sellers shall not, nor shall Sellers authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by them to directly or indirectly, solicit, initiate or encourage any other bid, or enter into any agreement with respect to any other bid, or furnish any confidential information relating to the Transferred Business to any third party, for any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Companies or the Transferred Business, other than the transactions contemplated by this Agreement.

4.12 Insurance. Buyer acknowledges that Sellers’ ultimate parent company Chevron Corporation has maintained worldwide programs of property and liability insurance coverage for itself and its Subsidiaries and Affiliates. All of the insurance policies through which such worldwide programs are presently or have previously been provided for the benefit of the Companies are herein called the “Chevron Policies.” Buyer acknowledges and agrees that effective as from the Closing Date:

(a) no insurance coverage will be provided under the Chevron Policies to the Companies;

(b) all rights, whether or not known, of the Companies which they may have under or with respect to the Chevron Policies will be deemed assigned to Sellers; and

(c) no claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, will be made against or with respect to the Chevron Policies by the Companies or Buyer (or its successors) or any Person subrogated to their rights.

Notwithstanding anything to the contrary in this Section 4.12, if any insured event occurs before the Closing Date, Sellers shall (or shall ensure that their Affiliates shall) as soon as practicable notify the insurer under the relevant policy of insurance (including the Chevron Policies) and use all reasonable efforts to make recovery under the relevant policy (including any Chevron Policy), on and subject to the terms of the relevant policy (including the application of any applicable deductible) prior to the Closing Date. To the extent that recovery is made, Sellers shall ensure that the proceeds are (i) applied to restore or replace the relevant insured asset(s) or (ii) passed to Buyer (on behalf of the relevant Company) at the Closing or (iii) if recovery is made after the Closing passed to Buyer promptly upon recovery. Any and all deductibles applicable under the above referenced insurance policies, including the Chevron Policies, shall be paid by the Companies.

4.13 Change of Name. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer and Companies will make, or cause to be made, all filings necessary to change the corporate name of CBL to another name that does not include the word “Chevron,” the word “Texaco,” any of the trademarks covered by the Trademark License Agreement or any similar words, and Buyer will take such actions as are necessary to cause such change of corporate name to be completed by the first anniversary of the Closing Date. Buyer will notify the Sellers when the necessary filings to change the name of CBL have been made.

4.14 Replacement and Substitution of Guarantees.

(a) Exhibit D sets forth a complete and accurate list of all guarantees, letters of credit, bonds, sureties and similar credit support instruments, other than residential lease guarantees for relocated Employees, and other than cash and judicial deposits and liens taken against real property (the “Guarantees”) outstanding as of the date of this Agreement given or arranged to be given by Sellers or their Affiliates in connection with the Transferred Business (the “Outstanding Transferred Business Guarantees”) and by the Companies in connection with the Retained Businesses (the “Outstanding Retained Businesses Guarantees”). To the extent the Companies are required to post new Guarantees in connection with the Transferred Business or the Retained Businesses prior to the Closing Date, Sellers will update Exhibit D. Such new Guarantees with respect to the Transferred Business together with the Outstanding Transferred Business Guarantees shall be referred to herein as the “Transferred Business Guarantees” and such new Guarantees with respect to the Retained Businesses together with the Outstanding Retained Businesses Guarantees shall be referred to herein as the “Retained Businesses Guarantees”.

(b) Following the date hereof, Buyer will, at its cost, use commercially reasonable efforts to substitute or replace Sellers or their Affiliates (but excluding the Companies) as the guarantor or obligated Person with respect to the Transferred Business Guarantees effective as of the Closing and obtain all Consents and judicial approvals required for such substitutions or replacements.

(c) Effective as of the Closing Date, Buyer shall begin paying Sellers compensation for their or any of their Affiliates (but excluding the Companies) continuing to be the account party (or otherwise the party liable for reimbursing or paying any amount to the issuer of each Transferred Business Guarantee) as to each Transferred Business Guarantee not replaced by Buyer by the Closing Date. Subject to Section 4.14(d), the compensation shall consist of all fees and other charges that a bank located in Brazil would charge Ultrapar Participaçôes S.A. (“Ultrapar” or “Guarantor”) had such bank issued such Transferred Business Guarantee for the account of Guarantor without the benefit of any guarantee from any third party or other security or credit support for the obligations of Guarantor as such account party (collectively, “Market Fees”), as determined under Section 4.14(e). Such compensation shall be paid to Sellers on the first Business Day of each quarter and promptly following each time any such Transferred Business Guarantee is renewed, amended, extended or re-issued by the issuer of the same.

(d) Following the Closing Date, Buyer shall continue all commercially reasonable efforts to substitute or replace Sellers or their Affiliates (but excluding the Companies) as the guarantor or obligated Persons with respect to the Transferred Business Guarantees and also will pay Sellers with respect to such Transferred Business Guarantees that have not been substituted or replaced in addition to the above described Market Fees, (i) a penalty amount equal to 10% of such Market Fees for the period from the 365th day to the 730th day following the Closing Date, and (ii) an amount equal to 20% of such Market Fees from and after the 731st day following the Closing Date and continuing until Buyer completes the efforts to substitute or replace Sellers or their Affiliates (but excluding the Companies) as the guarantor or obligated Persons with respect to the Transferred Business Guarantees, such compensation to be paid to Seller on the first Business Day of each quarter, in each case promptly after receipt of invoices therefor. In the event that Sellers or their Affiliates (but excluding the Companies) are required to reimburse a letter of credit issuer for any drawing or are required to make any payment under any Transferred Business Guarantee, then Buyer will reimburse Sellers or such Affiliate (but excluding the Companies) within three (3) Business Days after demand for the payment of such amount. Buyer’s payment obligations under this Section 4.14 will not be subject to any right of set-off or defense to payment otherwise available to Buyer.

(e) “Market Fees” shall be determined with respect to a Transferred Business Guarantee as follows: If Buyer can provide documentation satisfactory to Sellers demonstrating the fees and charges Buyer Group has agreed to pay to a bank or banks located in Brazil for a letter of credit, bank guarantee or bond for an amount, term and currency comparable to the Transferred Business Guarantee, without the benefit of any guarantee from any third party or other security or credit support for the obligations of Guarantor or another member of Buyer Group (“Transaction Method”), then the Transaction Method shall be determinative. If the Transaction Method cannot be satisfied, then Buyer and/or Sellers can obtain a written quotation from a Brazilian or major money center bank for a letter of credit, bank guarantee or bond for an amount, term and currency comparable to such Transferred Business Guarantee and issued or to be issued for the account of an applicant with a Credit Rating approximating that of Guarantor, without the benefit of any guarantee from any third party or other security or credit support for the obligations of Guarantor as such account party (“Quotation Method”). Where Sellers and Buyer obtain more than one written quotation for purposes of the Quotation Method or Buyer provides more than one transaction for purposes of the Transaction Method, the Market Fees shall be the average of such fees and charges in such quotations or transactions, as applicable. For purposes of this Agreement, “Credit Rating” shall mean with respect to an entity, the rating then assigned to its senior unsecured long-term indebtedness (not supported by third-party credit enhancement), or if such entity has no such indebtedness, its corporate rating or “issuer rating”, in each case by Standard and Poor’s, Moody’s or a similar internationally recognized rating agency.

(f) Effective as of or before the Closing, for any Retained Business Guarantee where the Companies or a Company is the guarantor or obligated Person, Sellers will use commercially reasonable efforts to substitute or replace the Companies or Company as the guarantor or obligated Person with respect to the Retained Businesses Guarantees and obtain all Consents and judicial approvals required for such substitutions or replacements. Following the Closing Date, Sellers will continue such efforts and will also reimburse Buyer for any third-party costs paid or incurred by Buyer or the Companies or any of their Affiliates in connection with any such Retained Business Guarantees.

4.15 Covenant Not to Compete. In consideration of, and ancillary to, Buyer’s purchase of the Securities, each Seller covenants and agrees to procure that during the three (3) year period immediately following the Closing Date, Sellers and their Affiliates will not, within Brazil, whether alone, jointly with another Person or directly or indirectly, carry on or be engaged (including by way of an acquisition or ownership of securities or otherwise) in the supply, marketing or distribution of gasoline, diesel, natural gas or bio-fuels to motor vehicle retail service stations (the “Competitive Business”); provided, however, that the provisions of this Section 4.15 (a) will not apply to the existing business of any third party that is engaged, directly or indirectly or through Affiliates, in a Competitive Business at the time of the relevant acquisition, if either Seller or any of its Affiliates is acquired by that third party (whether through the purchase of equity securities or assets or by way of merger, consolidation or other transaction) and (b) will not prohibit or restrict in any way any such transaction; and provided, further, that nothing in this Section 4.15 will prohibit or restrict in any way Sellers or any of their Affiliates from (i) engaging in and conducting the Retained Businesses, (ii) owning or acquiring, individually or in the aggregate, 10% or less of the outstanding equity securities of any Person engaged in a Competitive Business, or (iii) acquiring in a single transaction or a series of related transactions (whether through the purchase of equity securities or assets or by way of merger, consolidation or other transaction) any one or more companies and/or businesses (taken together, the “Acquired Business”) and carrying on or being engaged in the Acquired Business although its activities include a Competitive Business (the “Acquired Competitive Business”), if the Acquired Competitive Business represents not more than 20% of the gross sales of the Acquired Business in the last accounting year immediately prior to the acquisition.

4.16 Contracts.

(a) Buyer acknowledges that Sellers’ ultimate parent company Chevron Corporation or Affiliates thereof have entered into Contracts and arrangements providing for themselves and their Subsidiaries and Affiliates rights and benefits with respect to the purchase or provision of credit lines, administrative services and supplies, products for resale, and advertising and marketing materials and services (the “Master Contracts”). Buyer acknowledges and agrees that, from and after the Closing, other than in respect of any rights or claims that had accrued to a Company prior to the Closing and other than in relation to such of the Master Contracts as are listed or described on Schedule 4.16(a), the Companies will cease to have any further rights or be entitled to any further benefits (whether third-party or direct) under or with respect to the Master Contracts. Sellers acknowledge and agree and shall ensure that, following Closing, the Sellers and their Subsidiaries and Affiliates shall be solely responsible for any liabilities under or arising from or in relation to the Master Contracts and that neither Buyer nor either of the Companies will have any liability whatsoever under or arising from or in relation to the Master Contracts (other than liability for payment for outstanding orders made by the Companies prior to Closing under the Master Contracts and other than liability in relation to such of the Master Contracts as are listed or described on Schedule 4.16(a), in each case which shall remain the responsibility of the Companies). Sellers will, following Closing, indemnify, defend and hold harmless Buyer and the Companies from and against, and will reimburse them for, any Losses resulting from or arising in connection with the Sellers failure to ensure that they and their Subsidiaries and Affiliates are solely responsible for, and that the Buyer and the Companies have no responsibility whatsoever for, any liabilities under or arising from or in relation to the Master Contracts (other than Losses (i) relating to payments for outstanding orders made by the Companies prior to Closing under the Master Contracts which shall remain the responsibility of the Companies, (ii) relating to or caused by the defective performance by the counterparty to any such Master Contract of its obligations under such Master Contract, and (iii) relating to such of the Master Contracts as are listed or described on Schedule 4.16(a), provided, however, that the Sellers and their Affiliates shall take all steps reasonably required by the Companies and provide all reasonable assistance to the Companies in relation to any claim by the Companies regarding such defective performance, including bringing (at the Companies’ cost) any claim requested by the Companies). Notwithstanding any other provision hereof, effective as of the Closing, all agreements, whether written or oral, that may have been made or entered into by Chevron Corporation, Sellers or any Affiliate thereof (other than the Companies), on the one hand, and one or both of the Companies, on the other hand, other than such agreements as are listed or described on Schedule 4.16(a), will terminate and have no further effect without any liability or obligation on the part of any party thereto (other than in respect of any rights or claims that had accrued to a Company under such agreements prior to the Closing).

(b) Buyer acknowledges that under the Joint Operating Agreements and under Contracts between a Company and third party retailers (“Retailer Contracts”) the counterparties may have termination or other rights (including in the case of Retailer Contracts, causes of action that relate to loss of rights to buy branded products) that will be triggered by the consummation of the transactions contemplated by this Agreement. Buyer agrees that, notwithstanding any other provision contained in this Agreement, the risks and consequences of any such termination and other rights are solely risks and consequences of Buyer (and following the Closing, the Companies), and not risks and consequences of Sellers or their Affiliates, and that Buyer (and, following the Closing, the Companies) will be solely responsible for seeking in good faith, any waivers, consents or amendments under or with respect to Joint Operating Agreements and Retailer Contracts that may be necessary or desirable to avoid or mitigate such risks and consequences, and that neither Sellers nor any of their Affiliates will have any liability whatsoever arising out of or relating to any such termination or other rights or to the failure to obtain any such consents, waivers or amendments or out of any breach of, default under or termination of any right under the Joint Operating Agreements and Retailer Contracts resulting from the consummation of such transactions.

(c) The parties acknowledge that, in addition to the Transferred Contracts, there are other Contracts to which a Company is a party, which are listed on Schedule 4.16(c), that relate to both the Transferred Business and the Retained Businesses (the “Shared Contracts”) and that such Shared Contracts will be addressed in accordance with the protocol and procedures set forth in Exhibit E.

4.17 Employee and Benefits Matters. Except for the Retained Businesses Employees, Buyer will (or will cause the Companies to continue to, as applicable) comply with the requirements set forth in Exhibit F in respect of the Employees employed by the Companies as of the Closing Date.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF BUYER

5.1 Closing Conditions. The obligation of Buyer to purchase and pay for the Securities at the Closing is subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part in writing by Buyer:

5.1.1 Representations, Warranties and Covenants. The representations and warranties contained in Section 3.1 and Section 3.2 will be true and correct as of the Closing Date except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, and Sellers will have performed or complied in all material respects with all conditions, covenants, agreements, undertakings and obligations contemplated by this Agreement to be performed or complied with by them at or prior to the Closing.

5.1.2 Divestiture Transactions. The Divestiture Transactions will have been completed.

5.1.3 The IT Separation Steps. The IT Separation Steps will have been completed.

5.1.4 No Orders. There will be no Orders in effect preventing consummation of any of the Divestiture Transactions or the sale and purchase of the Securities as contemplated by this Agreement.

5.1.5 No Litigation. No non-frivolous Litigation challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement will have been instituted and not settled or otherwise terminated; provided, however, that the condition contained in this Section 5.1.5 may not be invoked on the basis of any claims made by creditors of either Company pursuant to Art. 174 of Brazilian Law 6, 404/76, as amended, in connection with the Divestiture Transactions.

5.2 Additional Closing Conditions and Deliveries. On or prior to the Closing Date, Sellers will have delivered or caused to be delivered to Buyer the following:

(a) true, correct and complete corporate records and minute books of the Companies, reflecting the transfer of the Securities at Closing;

(b) a duly and validly executed amendment to the Organizational Documents of CBL reflecting the transfer of the Securities at Closing;

(c) a certificate of the Secretary of each Seller certifying that attached thereto are true and correct copies of resolutions duly and validly adopted authorizing and approving this Agreement and the Ancillary Agreements to which such Seller is a party and all other transactions and agreements contemplated hereby or thereby to be undertaken by such Seller;

(d) a certificate of an officer of each Seller certifying that the conditions contained in Sections 5.1.1, 5.1.2 and 5.1.3 have been satisfied;

(e) resignations of the members of the Board of Directors or Board of Managers of the Companies in the form attached hereto as Exhibit G;

(f) a trademark license agreement, in the form attached hereto as Exhibit H (“Trademark License Agreement”), between CLAM and CBL, duly executed by the Licensor thereunder;

(g) an IT transition services agreement, in the form attached hereto as Exhibit I-2 (“IT Transition Services Agreement”), between Chevron Brasil Petróleo Ltda., a sociedade limitada organized and existing under the Laws of Brazil (“CBPL”) and the Companies, duly executed by the service provider thereunder;

(h) an IT software license agreement, in the form attached hereto as Exhibit J (“Software License Agreement”), between CBPL and the Companies, duly executed by the Licensor thereunder;

(i) all information, documents and passwords made available by the Central Bank with respect to the Sellers’ foreign investment in the Securities;

(j) clearance certificates and such other documents as are generally and reasonably required by the competent board of trade to register and file the amended Organizational Documents of CBL, that will transfer the Securities at Closing;

(k) a guarantee by Chevron Global Energy Inc., a corporation formed under the laws of Delaware (“CGEI”), in the form attached hereto as Exhibit N-2 (“CGEI Guaranty”), duly executed by CGEI;

(l) a guarantee by CGEI, in the form attached hereto as Exhibit N-3 (“CGEI Guaranty (TLA)”), duly executed by CGEI;

(n) the Oronite Contract Extension, in the form attached hereto as Exhibit V, duly executed by CBL and COBL; and

(o) such other documents and instruments as Buyer reasonably requests to consummate the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF SELLERS

6.1 Closing Conditions. The obligations of Sellers at the Closing are subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part in writing by Sellers:

6.1.1 Representations, Warranties and Covenants. The representations and warranties contained in Section 3.3 will be true and correct at and as of the Closing with the same force and effect as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby, and Buyer will have performed or complied in all material respects with all conditions, covenants, agreements, undertakings and obligations contemplated by this Agreement to be performed or complied with by it at or prior to the Closing.

6.1.2 Divestiture Transactions. The Divestiture Transactions will have been completed.

6.1.3 IT Separation. The IT Separation Steps will have been completed.

6.1.4 No Orders. There will be no Orders in effect preventing consummation of any of the Divestiture Transactions or the sale and purchase of the Securities as contemplated by this Agreement.

6.1.5 No Litigation. No non-frivolous Litigation challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement will have been instituted and not settled or otherwise terminated; provided, however, that the condition contained in this Section 6.1.5 may not be invoked on the basis of any claims made by creditors of either Company pursuant to Art. 174 of Brazilian Law 6, 404/76, as amended, in connection with the Divestiture Transactions.

6.2 Additional Closing Conditions and Deliveries. On or prior to the Closing Date, Buyer will have delivered or caused to be delivered to Sellers the following:

(a) the Closing Cash Consideration and the Preliminary Working Capital Payment in the amounts and manner specified in Sections 1.2(b) and 1.2(c);

(b) a certificate of the Secretary or Assistant Secretary of Buyer certifying that attached thereto are true and correct copies of resolutions duly and validly adopted by the Board of Directors of Buyer authorizing and approving this Agreement and the Ancillary Agreements to which Buyer is a party and all other transactions and agreements contemplated hereby or thereby to be undertaken by Buyer;

(c) a certificate of an officer of Buyer certifying that the conditions in Sections 6.1.1 and 6.1.3 have been satisfied;

(d) a guarantee by Guarantor in the form attached hereto as Exhibit N-1 (“Parent Guarantee”), duly executed by Guarantor; and

(e) copies of such corporate resolutions and such other documents and instruments as Sellers reasonably request to consummate the transactions contemplated hereby.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties; Survival of Covenants.

(a) The representations and warranties contained in or made pursuant to ARTICLE III of this Agreement will survive as follows:

(i) the representations and warranties contained in or made pursuant to Sections 3.1.1, 3.1.2, 3.1.3, 3.2.1, 3.2.2(a), (b), (e) and (f), 3.2.15, 3.3.1 and 3.3.2 (the “Tax, Title and Capacity Warranties”) will survive the Closing for a period of six (6) years;

(ii) all other representations and warranties contained in Sections 3.1 and 3.2 (other than the representations and warranties contained in Section 3.2.14(b)) and Sections 3.3.3 and 3.3.4 (the “Commercial Warranties”) will survive the Closing for a period of six (6) months; and

(iii) the representations and warranties contained in Section 3.2.14(b) will not survive the Closing.

(b) At the expiration date of any representation or warranty pursuant to Section 7.1(a), all liability in respect of such representation or warranty and in respect of the indemnification obligations relating thereto contained herein shall terminate, except in respect of any claim for which a good faith written notice has been given to the other party before the applicable date of expiration.

(c) All covenants and agreements herein contemplating performance after the Closing will survive until performed as required, subject to any limitations contained therein. All covenants and agreements herein, to the extent contemplating performance during the period prior to Closing (other than as described in Section 10.13) will terminate at the Closing with respect to such period subject to the terms contained in this Agreement.

7.2 General Indemnification by Sellers. Subject to the terms and conditions of this ARTICLE VII, effective from and after the Closing, Sellers, jointly and severally, will indemnify, defend and hold harmless Buyer and its Affiliates (including, following Closing, the Companies), and their respective successors, assignees, officers, directors, partners, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) from and against, and will reimburse them for, any and all Losses resulting from or arising in connection with (a) any breach of any representations and warranties made by Sellers in this Agreement that survive the Closing pursuant to Section 7.1(a), (b) subject to Section 10.11, any breach of any covenant of Sellers contained in this Agreement requiring performance by Sellers after the Closing Date, (c) the formalization, execution or implementation of the Divestiture Transactions as described in this Agreement, including any Tax Liabilities or other Losses under applicable Law to the extent resulting from or arising in connection with implementing the Divestiture Transactions, (d) whether or not arising from events occurring prior to the Closing, the ownership or operation of the Retained Businesses, including those matters set forth in Sections 7.4(a)(ii) and 7.4(b), (e) the payment of any Working Capital Shortfall or Financial Debt Excess, (f) whether or not arising from events occurring prior to the Closing, the obligations of the Companies in respect of Retired Employees (including remuneration, pension and other labor benefits and charges owing thereto), (g) any Retained Business Guarantees not substituted or replaced by Sellers by Closing, including third-party costs related thereto, and (h) the failure of Sellers to comply with their obligations under Section 1.2(a) in respect of the Deposit.

7.3 General Indemnification by Buyer and the Companies. Subject to the terms and conditions of this ARTICLE VII, effective from and after the Closing:

(a) Buyer will indemnify, defend and hold harmless the Sellers Indemnified Persons from and against, and will reimburse them for, any Losses resulting from or arising in connection with

(i) any breach of any representations and warranties made by Buyer in this Agreement that survive the Closing pursuant to Section 7.1(a),

(ii) any breach of any covenant of Buyer contained in this Agreement requiring performance by Buyer after the Closing Date, and

(iii) the payment of any Working Capital Excess; and

(b) Buyer and the Companies will, jointly and severally, indemnify, defend and hold harmless the Sellers Indemnified Persons from and against, and will reimburse them for, any Losses resulting from or arising in connection with

(i) subject to Section 10.12, any breach of any covenant of the Companies contained in this Agreement requiring performance by the Companies after the Closing Date,

(ii) any claim, whether or not arising from events occurring prior to Closing, made after Closing, under or with respect to any of the Chevron Policies by Buyer or the Companies (or their successors) or any Person subrogated to their rights, including any claim by an insurer or reinsurer for retrospective premium payments or prospective premium increases attributable to any such claim,

(iii) the Transferred Business as set forth in Section 7.4(a)(i) and in Exhibit F,

(iv) the Transferred Business Guarantees as provided in Section 4.14, and

(v) any failure to obtain any consents, waivers or amendments under the Joint Operating Agreements or Retailer Contracts required for the consummation of the transactions contemplated in this Agreement or any breach of, default under, or termination of any right under the Joint Operating Agreements or Retailer Contracts as a result of the consummation of the transactions contemplated in this Agreement.

(c) Buyer and the Companies hereby irrevocably and unconditionally:

(i) waive any right, whether arising at law or in equity, to seek contribution, cost recovery, Losses, or any other recourse or remedy from any Sellers Indemnified Person, and release the Sellers Indemnified Persons from any Losses, claim, demand, or liability, in each case with respect to, and

(ii) agree to indemnify, defend, and hold harmless the Sellers Indemnified Persons from and against, and will reimburse them for, any Losses resulting from or relating to, any and all risks and liabilities with respect to the Employees of the Transferred Business other than the Retired Employees which shall remain the risks and liabilities of the Companies, and any and all costs, liabilities and claims relating thereto which shall be accepted and borne by the Companies

(A) for any such Employee of the Transferred Business relating to the period after Closing, and/or

(B) for payments due to be made after Closing relating to employment benefits and Retirement Benefits that have been built up before Closing, and/or

(C) for accumulated vacation time that has been built up before Closing.

(d) This Section 7.3, (i) shall not apply to any subject matter as to which Sections 7.2(d), 7.5 or 7.6 applies (i.e., the Retained Businesses, Environmental Conditions and Taxes), (ii) is not a bar against Buyer’s recourse, as provided hereunder, as to any express obligation of Sellers under this Agreement, and (iii) shall not be used as a method of reimbursement or recourse with respect to any valid claim by a Buyer Indemnified Person under Section 7.2 or with respect to any Third Party Claim, to the extent a Buyer Indemnified Person would have a valid claim under Section 7.2 if such Third Party Claim had been made against one or more of the Buyer Indemnified Persons rather than one or more Seller Indemnified Persons.

7.4 Liabilities Arising Out of the Transferred Business and the Retained Businesses.

(a) Without in any way limiting the rights to indemnification set out in this ARTICLE VII, the parties acknowledge that, effective from and after the Closing, (i) the Companies will remain responsible for all of their respective liabilities and obligations arising out of the Transferred Business, whether occurring before, on or after the Closing Date, and Buyer and the Companies agree not to assert any claim for damages against any Sellers Indemnified Person in respect thereof, other than as provided in Section 7.2 or Section 10.13, and (ii) the entity or entities to which the Retained Businesses are transferred in accordance with the Divestiture Transactions will continue to be responsible for all liabilities and obligations arising out of the Retained Businesses, whether occurring before, on or after the Closing Date, and Sellers agree not to assert any claim against any Buyer Indemnified Person in respect thereof.

(b) Schedule 7.4(b), as of the respective Reference Dates for Schedule 7.4(b), identifies the judicial proceedings, other than Tax Proceedings, to which CBL is a party and that relate solely or substantially to the Retained Businesses. The parties acknowledge that, because CBL is a party to these proceedings, the proceedings may not be able formally to be transferred or assigned to another Chevron entity in connection with the Divestiture Transactions. Buyer agrees that Sellers may prosecute (to whatever conclusions Sellers determine to be appropriate) each of these proceedings, and any such proceedings filed by or against CBL in the period up to Closing, in the name of CBL, but solely for the account and responsibility of Sellers. Buyer agrees to execute powers of attorney and other documents that Sellers may from time to time request in order to permit Sellers to prosecute and conclude these proceedings. Sellers agree to keep Buyer reasonably informed about the proceedings and to indemnify and hold harmless CBL for any Losses suffered by CBL as a consequence of the prosecution and conclusion of any and all of these proceedings.

7.5 Environmental Matters; Buyer Environmental Indemnification.

7.5.1 Subject to Section 7.5.2, effective as of the Closing, Buyer and the Companies hereby irrevocably and unconditionally (a) waive any right, whether arising at law or in equity, to seek contribution, cost recovery, Losses, or any other recourse or remedy from any Sellers Indemnified Person, and release the Sellers Indemnified Persons from any Losses, claim, demand, or liability, in each case with respect to any Environmental Condition whether relating to or arising from past, current, or future facilities, properties, or operations of the Companies, their Subsidiaries, or their Affiliates (and all of their respective predecessors), including any such matter arising under Environmental Law or any analogous Laws, but only to the extent that any such claim, demand or liability relates to the Transferred Business and the operations, facilities and other assets thereof and excluding any claim, demand or liability to the extent relating to the Retained Businesses and the operations, facilities and other assets thereof, (b) agree duly and punctually to comply fully with all Environmental Laws and any analogous Laws applicable to the Transferred Business and the operations, facilities and other assets thereof, and (c) agree to indemnify, defend, and hold harmless the Sellers Indemnified Persons from and against, and will reimburse them for, any Losses resulting from or relating to any Environmental Condition whether relating to or arising from past, current, or future facilities, properties, or operations of the Companies, their Subsidiaries, or their Affiliates (and all of their respective predecessors), (including any Losses arising under any Environmental Law or any analogous Law) related to the Transferred Business and, in each case, excluding any Losses to the extent relating to the Retained Businesses and the operations, liabilities and assets thereof. Any claim by a Sellers Indemnified Person under this Section 7.5.1 is referred to herein as an “Environmental Claim.”

7.5.2 The Sellers Indemnified Persons shall not be entitled to make an Environmental Claim to the extent that the Losses claimed under such Environmental Claim are recoverable under a policy of insurance (other than Chevron Policies).

7.6 Tax Indemnifications; Tax Matters.

7.6.1 Sellers will jointly and severally defend, indemnify and hold harmless the Buyer Indemnified Persons from and against and will reimburse them for (a) any and all Losses resulting from or arising in connection with all Taxes (or the non-payment thereof) that relate solely to the Retained Businesses or the Divestiture Transactions for all taxable periods, and (b) to the extent provided in Exhibit O, any Taxes or Losses resulting from or arising in connection with any Proceeding with regard to Taxes (“Tax Proceedings”), including those that relate both to the Transferred Business and the Retained Businesses (“Hybrid Tax Proceedings”) whether pending as of the Closing Date or initiated after the Closing Date. Buyer hereby irrevocably and unconditionally waives any right, whether arising at law or in equity, to seek contribution, cost recovery, Losses, or any other recourse or remedy from Sellers, and hereby releases Sellers, from any claim, demand, or liability, with respect to any Tax Proceeding, except as otherwise provided in this Agreement, including Exhibit O. Sellers shall use commercially reasonable efforts to request and obtain the exclusion and/or dismissal of allegations against any Buyer Indemnified Persons if any is named as a party in any Tax Proceeding.

7.6.2 Buyer will defend, indemnify and hold harmless the Sellers Indemnified Persons from and against, and will reimburse them for, any and all Losses resulting from or arising in connection with (a) all Taxes (or the non-payment thereof) of the Companies (and any successors thereof) for all taxable periods, except as provided in Section 7.6.1, and (b) any action taken or omission made by Buyer after the Closing in respect of the Companies or the Transferred Business that has an adverse effect on the Tax liabilities or benefits of Sellers or any of their Affiliates other than any actions required by applicable Law or this Agreement. Buyer shall use commercially reasonable efforts to request and obtain the exclusion and/or dismissal of allegations against any Sellers Indemnified Persons if any is named as a party in any Tax Proceeding.

7.6.3 Sellers will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies that are required to be filed in respect of 2008. Sellers will permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and will make such revisions to such Tax Returns as are reasonably requested by Buyer. If the Closing occurs after 2008, Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies that are required to be filed for the calendar year in which the Closing Date occurs. Buyer will permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and will make such revisions to such Tax Returns as are reasonably requested by Sellers.

7.6.4 Any Person entitled to seek indemnification under this Section 7.6 (a “Tax Indemnified Person”) will promptly notify the party (or parties) against whom such indemnification is sought (a “Tax Indemnifying Party”) in writing upon receipt by the Tax Indemnified Person of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Tax Indemnifying Party may be liable under this Section 7.6 (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Tax Indemnifying Party, at its expense, will have the exclusive authority to represent the interests of the Transferred Business or the Retained Businesses, as applicable, with respect to any Tax Matter before the applicable Governmental Authority and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and settling audits; provided, however, that (a) if Sellers are the Tax Indemnifying Party, Sellers will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax Liability of Buyer, the Companies or any Affiliate of the foregoing without the prior written consent of Buyer, which consent may not be unreasonably withheld or delayed and (b) if Buyer is the Tax Indemnifying Party, Buyer will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of Sellers, any Affiliate or the Retained Businesses without the prior written consent of Sellers, which consent may not be unreasonably withheld or delayed. The Tax Indemnifying Party will, in good faith, keep the Tax Indemnified Person reasonably informed with respect to the status of any Tax Matter and allow the Tax Indemnified Person to consult with it regarding the conduct of or positions taken in any such Tax Matter.

7.6.5 Any Tax Refunds and Credits that are received by Buyer or the Companies that relate to Taxes for which Sellers are responsible under Section 7.6.1 will be for the account of Sellers. Any Tax Refunds and Credits that are received by Sellers or their Affiliates that relate to Taxes for which Buyer is responsible under Sections 7.6.2 or 7.6.7 will be for the account of the Buyer. Any indemnities to be paid pursuant to this ARTICLE VII (collectively, “Payments”) will be settled promptly as follows: The Payments will be made to the relevant party. The amounts of the Payments will (a) first, be used to offset any amounts due to the relevant party as indemnification hereunder and (b) second, be paid to the relevant party.

7.6.6 (a) Buyer, the Companies and Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this ARTICLE VII and any Proceeding with respect to Taxes. Such cooperation will include the retention for a period of at least ten (10) years following the Closing Date, and (upon the other party’s request) the provision of, books, records and information that are reasonably relevant to any Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts given the circumstances to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b) Notwithstanding any other provisions of this Agreement, the Companies will retain the original corporate, accounting, financial and tax books and records, ledgers, original entry, balance sheets and Tax Returns of the Companies.

7.6.7 Except as otherwise provided in this Agreement, all Taxes required to be paid in connection with the transactions provided for in this Agreement shall be borne by the party responsible for such Taxes under applicable Law.

7.7 Procedures for Third-Party Claims. Except with respect to Tax matters, which are exclusively governed by Section 7.6, the parties will follow the procedures set forth in this Section 7.7 with respect to any Third-Party Claim.

7.7.1 If any Person entitled to seek indemnification under Sections 4.6, 7.2, 7.3 or 7.5 (an “Indemnified Person”) receives notice of the assertion or commencement against such Indemnified Person of a Third-Party Claim with respect to which the party against whom such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Person will give such Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Person will describe the Third-Party Claim in reasonable detail, will include copies of all available non-privileged material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Person. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Person, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s counsel (reasonably satisfactory to the Indemnified Person), and the Indemnified Person will cooperate in good faith in such defense.

7.7.2 If, within ten (10) days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 7.7.1, an Indemnified Person receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 7.7.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Person that the Indemnified Person reasonably believes the Indemnifying Party has failed to take such steps, if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Person in respect of all Losses relating to the matter, or if the Indemnified Person reasonably believes that the counsel selected by the Indemnifying Person has a conflict of interest with the Indemnified Person or otherwise is not likely to adequately defend the Indemnified Persons interest, the Indemnified Person may assume its own defense and may engage its own counsel, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Person, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Person for which the Indemnified Person is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Person or does not include an unconditional release of all Indemnified Persons. If a firm offer is made to settle a Third-Party Claim (a) without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Person for which the Indemnified Party is not entitled to indemnification hereunder and (b) without providing for injunctive or other non-monetary relief, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Person to that effect. If the Indemnified Person fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. Sellers and Buyer will make available to each other, their counsel and accountants (and, subsequent to the Closing, Buyer will cause the Companies to make available to Sellers), all non-privileged information and documents reasonably available to them that relate to any Third-Party Claim that may be subject to indemnification hereunder and to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such claim.

7.8 Direct Claims. Any claim by an Indemnified Person on account of Losses that does not involve a Third-Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Person will describe the claim in reasonable detail, will include copies of all available non-privileged material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person. The Indemnifying Party will have a period of ten (10) days or such shorter period required by applicable Law within which to respond in writing to such claim. If the Indemnifying Party rejects such claim or does not so respond within such ten-day period (or lesser applicable period of time), the Indemnifying Party will be deemed to have rejected such claim, and the Indemnified Person will then be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

7.9 Limitations on Claims for Indemnification. The rights of Buyer Indemnified Persons and Sellers Indemnified Persons to indemnification under this ARTICLE VII will be limited as follows:

7.9.1 The amount of Losses for which indemnification is provided under Sections 7.2, 7.3 and 7.5.1 will be computed net of any insurance proceeds actually received by the Indemnified Person in respect of such Losses, reduced by all costs and expenses related thereto and any premium increase or expense resulting therefrom.

7.9.2 Any failure to give timely notice or to include any required information in any notice as provided in Section 7.6 or 7.7 will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

7.9.3 No Buyer Indemnified Person, including Guarantor, will be entitled to make a claim against Sellers under Section 7.2 in respect of a breach of the Commercial Warranties unless the amount of the liability pursuant to that claim (and for these purposes, a number of claims arising out of the same or related facts, events and circumstances may be aggregated and form a single claim) exceeds R$750,000 (in which case Buyer shall be able to claim the whole amount of such claim and not merely the excess) and until the aggregate amount of Losses incurred by Buyer Indemnified Persons and indemnifiable and reimbursable under Section 7.2(a) in respect of a breach or breaches of the Commercial Warranties exceeds R$7,500,000, in which event Buyer Indemnified Persons may assert rights thereunder to the full extent of Losses in respect of the amount in excess of R$7,500,000, up to, but not in excess of, an amount equal to ten percent (10%) of the Purchase Price (excluding adjustments made pursuant to Section 7.9.7). For the avoidance of doubt, the liability of Sellers for all Losses arising pursuant to Section 7.2 shall be unlimited except as provided in this Section 7.9.3. Losses incurred by Buyer in respect of a breach or breaches of Section 4.1(a) (as to which a claim may validly be made under Section 10.13) shall be counted for purposes of the calculations, thresholds and limits under this Section 7.9.3 as if it were a breach of the Commercial Warranties.

7.9.4 Sellers will not be liable for any claim for breach of a Commercial Warranty if and to the extent that the fact, matter, event or circumstance giving rise to such claim was disclosed in this Agreement (including the Schedules and Exhibits hereto) or the Data Room; provided, however, the foregoing shall not be construed to relieve Sellers of any obligations or Buyer of any rights expressly stated in Section 3.4.

7.9.5 The Indemnified Person will cooperate with the Indemnifying Party with respect to resolving any claim or liability with respect to which the Indemnifying Party is obligated to indemnify the Indemnified Person under Sections 7.2 and 7.3, including by making commercially reasonable efforts considering the circumstances to mitigate any Losses; provided, however, that the Indemnified Person shall not be required to make such efforts if they would be detrimental in any material respect to the Indemnified Person. In the event that the Indemnified Person fails to make such commercially reasonable efforts to mitigate Losses, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify the Indemnified Person for any Loss that could reasonably be expected to have been avoided if the Indemnified Person had made such efforts.

7.9.6 All payments to be made by an Indemnifying Party in respect of any claims under Section 7.2, 7.3, 7.5 or 7.6 shall be made in Dollars and, if such payments are denominated in Reais, the Indemnifying Party will pay the Indemnified Person an amount in cash equal to the Dollar Equivalent of the payment required to be made.

7.9.7 Any offset made or amount paid to a Buyer Indemnified Person or a Sellers Indemnified Person under this ARTICLE VII will be treated as an adjustment to the Purchase Price.

7.9.8 None of the limitations contained in this Section 7.9 shall apply to any claim to the extent that the claim (or the delay in discovery of it) (i) is the consequence of, or is increased as a consequence of, the knowingly dishonest or deliberate misstatement or concealment or other fraud by Sellers or any of their Affiliates (other than the Companies) or any officer or employee (or former officer or employee) of Sellers or any of their Affiliates (other than the Companies), or (ii) concerns a breach of any of the Tax, Title and Capacity Warranties.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By mutual consent in writing of Buyer and Sellers;

(b) By Sellers, on the one hand, or Buyer, on the other hand, if the conditions contained in Sections 5.1, 5.2, 6.1 and 6.2 have not been satisfied or waived by Sellers or Buyer (as applicable) in accordance therewith on or before February 28, 2009 (the “Outside Date”); provided, that if on the Outside Date any or all of the conditions to Closing set forth in Sections 5.1.2, 5.1.3, 6.1.2 and 6.1.3 (the “Divestiture Transactions and IT Separation Conditions”) have not been fulfilled or waived but all other conditions (other than those steps customarily taken and completed on the Closing Date) to the Closing have been fulfilled or waived, then either party may extend the Outside Date for an additional period up to June 30, 2009 (the “Extended Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party whose failure to perform any of its obligations under this Agreement materially contributed to the failure of the condition(s) to Closing being satisfied by the relevant date referred to in this Section 8.1(b). Without limiting anything in this Section 8.1(b), and notwithstanding any Rules of Arbitration of the ICC or any ruling of an arbitrator or arbitration panel to the contrary, the parties expressly agree that if Buyer, on the one hand, or Sellers on the other (in either case, the “Initiating Party”), have initiated an action for specific performance in accordance with Section 10.6 prior to the Outside Date or Extended Outside Date, as applicable, with respect to an alleged failure by the other or such other’s Affiliates (the “Alleged Non-Performing Party”) to perform any obligations under this Agreement that relate to the satisfaction of condition(s) to Closing, the Alleged Non-Performing Party shall not have the right to terminate this Agreement until the date that is sixty (60) days after the Outside Date or Extended Outside Date, as applicable, whether or not an arbitration decision has been rendered;

(c) By Buyer, if Sellers materially breach or materially fail to perform any of their representations, warranties or covenants contained in this Agreement, which breach or failure to perform would if uncured give rise to the failure of the condition set forth in Section 5.1.1; provided, however, that, subject to Section 8.1(b), if such breach or failure is susceptible to cure, Sellers will have thirty (30) days after receipt of notice of termination from Buyer (containing a reasonably specific description of the breach or failure) to cure such breach or failure and, provided further, however, that Buyer will not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Buyer is then in material breach of any representation, warranty or covenant contained in this Agreement; or

(d) By Sellers, if Buyer materially breaches or materially fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would if uncured give rise to the failure of a condition set forth in Section 6.1.1; provided, however, that, subject to Section 8.1(b), if such breach or failure is susceptible to cure, Buyer will have thirty (30) days after receipt of notice of termination from Seller (containing a reasonably specific description of the breach or failure) to cure such breach or failure and, provided further, however, that Sellers will not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Sellers are then in material breach of any representation, warranty or covenant contained in this Agreement.

8.2 Effect of Termination.

(a) If (i) Sellers terminate this Agreement pursuant to Section 8.1(b) in circumstances where Buyer has breached any representation, warranty or covenant of this Agreement and such breach has materially contributed to the failure to satisfy a condition contained in Section 5.1, 5.2, 6.1 or 6.2, (ii) Sellers terminate this Agreement pursuant to Section 8.1(d), or (iii) Buyer wrongfully terminates this Agreement prior to Closing, Sellers will be entitled to keep the Deposit as the sole and exclusive remedy and as liquidated damages.

(b) If this Agreement is terminated by Sellers or Buyer other than as contemplated in Section 8.2(a), Sellers will reimburse the Deposit, together with interest on the Deposit calculated at the LIBOR rate, to Buyer within five (5) Business Days following receipt of the termination notice to a bank account to be designated by Buyer.

(c) It is understood and agreed for the avoidance of doubt that the amounts set forth in clauses (a) and (b) above are not intended to be, and are not, a penalty for breach of this Agreement.

(d) In the event that this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate without further liability of any party to another except as otherwise provided in this Section 8.2, provided, (i) that the obligations of the parties contained in Sections 4.6(c), 10.3 and 10.6 will survive any such termination and (ii) the obligations contained in the Confidentiality Agreement will continue in full force and effect, as provided in the Confidentiality Agreement.

(e) In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c), in addition to the rights provided under Section 8.2(b), Sellers agree to reimburse Buyer for its documented out-of-pocket costs reasonably paid to third parties in connection with the negotiation, execution and attempted consummation of this Agreement, up to, but in no event in an aggregate amount greater than, R$15,000,000.00. Such reimbursement together with the return of the Deposit will be the sole and exclusive remedy of Buyer with respect to such termination and as liquidated damages.

ARTICLE IX

DEFINITIONS

9.1 Defined Terms. The following terms when used in this Agreement have the following meanings:

“Accounting Methodologies” means the policies and methodologies described on Exhibit P.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the first Person, and any successors or assigns of such Person; and as used in this definition, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Trademark License Agreement, the IT Transition Services Agreement, the Software License Agreement, the Master Lubricants Supply Agreement, the Lease Agreements (CBLL as Tenant), the Lease Agreement (CBL as Tenant), the Parent Guarantee, the CGEI Guaranty, the CGEI Guaranty (TLA), the Oronite Contract Extension, and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer, Sellers, or any of their Affiliates in connection with the consummation of the transactions (but excluding the Divestiture Transactions) contemplated by this Agreement.

“Brazil” means the Federative Republic of Brazil.

“Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks are not required or authorized by Law to close in São Paulo, Brazil or in New York City, United States of America.

“Buyer Group” means Buyer and its Affiliates from time to time, including the Companies post-Closing.

“Central Bank” means the Banco Central do Brasil and any successor thereof.

“Closing Cash Consideration” means R$834,500,000.00, allocated on the basis of R$6,900,000.00 for Galena Shares and R$827,600,000.00 for CBL Quotas.

“Closing Financial Debt” means that amount of Financial Debt reflected in the final Closing Financial Debt Statement.

“Closing Financial Debt Statement” means a pro forma statement providing a calculation of the Closing Financial Debt as of the Closing.

“Closing Working Capital” means that amount of Working Capital reflected in the final Closing Working Capital Statement.

“Closing Working Capital Statement” means a pro forma statement providing a calculation of the Closing Working Capital as of the Closing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 12, 2007, among Sellers and Ultrapar, as amended from time to time.

“Consents” means all consents, approvals, authorizations, waivers or notifications of any Governmental Authority or any other Person.

“Contracts” means written (i) agreements, and (ii) other legally binding contractual rights and obligations.

“CORO Site” means a site owned or leased by either of the Companies and operated by a third-party retailer.

“Data Room” means the electronic data room comprising the documents, questions and answers and other information relating to the Transferred Business and the Companies made available by Sellers to the Buyer as contained on one or more data room CD-ROMs/DVDs reflecting the Data Room through and including the date (“Freeze Date”) that is at least fourteen (14) days prior to the date of this Agreement, and a second set of data room CD-ROMs/DVDs reflecting updated or additional information provided by Seller to Buyer in a distinct, separate area of the electronic Data Room following the Freeze Date.

“Dollar” or “$” means the official currency of the United States of America and any substitute thereof.

“Dollar Equivalent” means, in respect of any amount denominated in Reais, the Dollar equivalent of such amount calculated using the Exchange Rate as of the applicable Exchange Rate Calculation Date.

“Employee” means each Person employed by CBL or Galena in the conduct of the Transferred Business.

“Employee Plan” means each material plan, program, agreement or arrangement (including the Pension Plan) that (a) provides benefits for directors, Employees or Retired Employees and (b) is maintained by or for the Companies in connection with the Transferred Business.

“Environment” means fauna, flora, soil, surface waters, groundwaters, land, surface or subsurface strata, ambient air or any other environmental medium, and “Environmental” shall be construed accordingly.

“Environmental Condition” means a condition with respect to the Environment which has resulted, or is reasonably likely to result, in a loss, liability, cost or expense in connection with or arising or resulting from the operation or ownership of the Transferred Business.

“Environmental Law” means any Laws relating to pollution, contamination, natural resource damages or protection of human health, safety or the Environment; emissions, discharges, releases, or threatened releases of any hazardous substance, pollutant, contaminant or any chemical substance or material; or the importation, manufacture, processing, formulation, testing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, pollutants, contaminants or any chemical substances or materials, including Law No. 6,938, published on 31 August 1981 – National Environmental Policy Law (Lei da Política Nacional do Meio Ambiente) and regulations thereunder.

“Estimated Working Capital” means R$334,000,000.00 as calculated in accordance with Exhibit P.

“Exchange Rate” means the rate equal to the Real/Dollar spot offer rate (i.e., the rate at which banks buy Reais and sell Dollars) expressed as the amount of Real per Dollar, for settlement in two (2) Business Days, reported by the Central Bank on SISBACEN Data System under transaction code PTAX-800 (“Consultas de Câmbio” or Exchange Rate Inquiry), Option 5 (“Cotações para Contabilidade” or “Rates for Accounting Purposes”) by approximately 6:00 p.m., Brazilian time, on that Exchange Rate Calculation Date.

“Exchange Rate Calculation Date” means the date that is four (4) Business Days prior to the date when the payment of the Dollar Equivalent is due pursuant to the terms of this Agreement or otherwise.

“Exploration and Production” means the exploration, production and transportation of crude oil, natural gas or natural gas liquids, and any and all activities necessary or incidental thereto.

“Financial Debt” means an amount in R$ equal to the amount of all borrowings and other indebtedness of the Companies by way of overdraft, bonds, debentures, notes, debt or inventory financing, finance leases, sale or leaseback arrangements, the purpose of which is to borrow money and excludes any amounts taken into account in the calculation of Working Capital or related to operating leases as at the Closing Date determined in accordance with the Accounting Methodologies applicable to the calculation of Financial Debt, in each case owed to any Person (including Sellers or Affiliates of Sellers) other than the other Company.

“Governmental Authority” means any international, foreign, federal, state, regional, county, or local Person having governmental or quasi-governmental authority or subdivision thereof, including but not limited to any federal, state or municipal environmental agencies or authorities or recognized courts of law.

“Inventory Valuation Methodologies” means the policies and methodologies described on Exhibit Q used to value the inventory of the Transferred Business.

“Investment” means any equity or other security interest or debenture held, directly or indirectly, in any Person.

“IT Separation Steps” means the steps to be taken by the parties in order to achieve separation of the IT systems of the Transferred Business as set out in Exhibit K.

“Joint Operating Agreements” means those terminal joint operating agreements to which CBL is a party providing for the operation of fuel terminals owned by CBL jointly with third parties, as set forth on Exhibit R.

“Key Managers” means the following individuals:

NAME	TITLE
Mauricio Nicholls	Retail & C&I Gen Mgr (CARCAA)
Mauricio Campos	Retail & C&I Gen Mgr
Jose Roberto Conzola	Marketing Area Support Mgr
Carlos Ary Noronha	Logistics Mgr
Antonio Silva	Procurement Operations Supervisor
Ernesto Berdun	Finance Mgr
Carla Uchoa	HR Mgr
Marcelo Ferraz	IT Mgr
Arthur Ituassu	PGPA Mgr
Paula Lemos Pagani	EMC Area Team Leader
Roberto Mattos	Security Mgr

“Knowledge of Sellers” means the actual knowledge of the following individuals:

NAME	TITLE
Mauricio Nicholls	Retail & C&I Gen Mgr (CARCAA)
Mauricio Campos	Retail & C&I Gen Mgr
Jose Roberto Conzola	Marketing Area Support Mgr
Carlos Ary Noronha	Logistics Mgr
Antonio Silva	Procurement Operations Supervisor
Ernesto Berdun	Finance Mgr
Carla Uchoa	HR Mgr
Marcelo Ferraz	IT Mgr
Arthur Ituassu	PGPA Mgr
Paula Lemos Pagani	EMC Area Team Leader
Roberto Mattos	Security Mgr

For purposes of Knowledge of Sellers, the following attorneys are listed at Buyer’s request, and only based on Buyer’s and the Companies’ agreement and acknowledgement that the individuals are included only as to the factual information in the below- specified Sections, Schedules, Annexes and that no assertion of the waiver of the attorney-client privilege, the attorney work product doctrine, or any analogous principle, shall be made by Buyer or the Companies in any forum in any way relating to Sellers’ designation of these attorneys hereunder, including in connection with any oral or written testimony they may provide:

Maria Helena Martins (General Manager, Legal) is included here only as to Section 3.1.5 and the factual listings set forth on Schedule 3.2.13.

Marco Antonio A. Correa (Manager, Legal) is included here only as to Section 3.1.5 and the factual listings set forth in Schedule 3.2.13.

Leonardo Alfradique Martins (Tax Litigation Counsel) is included here only as to the factual listings set forth in Annexes I and II of Exhibit O.

Gilberta Lucchesi (Senior Tax Counsel) is included here only as to the following factual portions of: (a) Section 3.2.15(a) (i.e., that to the Knowledge of Sellers, all Taxes shown on the Companies’ Tax Returns to be due have been paid or offset, and there are no Liens for Taxes, other than Permitted Liens and other Liens in respect of Tax Proceedings identified in Exhibit O, with respect to any of the assets or properties of a Company); and (b) Section 3.2.15(b) (i.e., that to the Knowledge of Sellers, with respect to the Transferred Business, except as set forth in Schedule 3.2.15(b) or provided in Exhibit O, and except for applicable

Brazilian governmental special administrative tax regimes, neither Company is party to nor bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Tax authority)).

“Law” means any law, statute, code, ordinance, rule, regulation, treaty, convention or other requirement of any Governmental Authority.

“LIBOR” shall mean the rate for United States Dollar deposits for a three (3) month period quoted by the British Bankers’ Association, which appears on Reuters Screen LIBOR01 page (or such other page as may replace such page for the purpose of displaying the rate for deposits in U.S. Dollars quoted by the British Bankers’ Association) at or around 11:00 a.m. London time, two (2) London Banking Days preceding the first day of the next succeeding interest period. The term “London Banking Day” shall mean any day on which dealings in deposits in United States Dollars are transacted in the London interbank market.

“Lien” means any lien, security interest (excluding judicial cash deposits), mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement, defect in title, restrictive covenant, restriction on sale (including right of first refusal) or other restriction on title, use, operation or voting of any kind.

“Litigation” means suit, action, proceeding or arbitration, whether judicial or administrative.

“Lubricants” means the sale, marketing, distribution and supply of lubricants (such as lubricating oils, industrial greases, brake fluids and coolants), and any and all activities necessary and incidental thereto.

“Losses” means any liabilities, damages (other than consequential damages, punitive damages or loss of prospective profits), claims, demands, assessments, penalties, fines, judgments, awards, settlements, Taxes, costs, fees (including, but not limited to, attorneys’ fees), expenses and disbursements.

“Material” shall be deemed to refer to a matter, event or occurrence (or similar matters, events or occurrences taken together) the existence of which is, will or is reasonably be expected to (i) be material in the context of the Transferred Business taken as a whole or (ii) solely with respect to the use of such term in Sections 3.2.3(b) and 3.2.4(d), have a value or benefit or result in a Company incurring an actual or contingent liability or a cost or expense (in each case) in excess of R$200,000.00

“Material Adverse Effect” means (a) any fact, event or change (or facts, events or changes) not in the Ordinary Course of Business that, individually or in the aggregate, has or have resulted in a materially adverse change in or effect on the business, assets, liabilities, Litigation exposure having a reasonable likelihood of success, results of operation or financial condition of the Transferred Business taken as a whole or (b) a material adverse effect on the ability of the relevant party to consummate the transactions contemplated by this Agreement, provided, however, that, with respect to the foregoing clauses (a) and (b), no fact, event or change, to the extent (and only to the extent) arising or resulting from any of the following items, either alone or in combination shall constitute or be taken into account in determining whether there has been a Material Adverse Effect with respect to the Transferred Business: (1) any actions of the Sellers or the Companies that are expressly required or expressly permitted to be taken by them under this Agreement; (2) changes in general political, economic, financial, capital market or industry-wide conditions (including changes in interest rates or applicable foreign exchange rates) that do not disproportionately adversely affect the Companies compared to other companies in the industries in which the Companies conduct their business; (3) changes in Laws; (4) natural disasters or acts of war, sabotage or terrorism, military action or an escalation or worsening thereof that do not disproportionately adversely affect the Companies compared to other companies in the industries in which the Companies conduct their business; (5) the entry into, announcement or performance of this Agreement and the transactions contemplated hereby; or (6) prices in Brazil or internationally for natural gas, oil and other petroleum products. For the avoidance of doubt, Material Adverse Effect shall not be interpreted with reference to the separate definition of Material above.

“Options” means authorized or outstanding options, plans, offers, warrants, conversion or exchange rights, calls, subscriptions, preemptive rights, or other rights of similar nature.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of CBL or Galena, as applicable, consistent with business customs and practices of CBL or Galena, and includes the conversion of CORO Sites to RORO Sites, including those conversions listed on Schedule 3.2.4(b) hereto.

“Organizational Documents” means any articles of incorporation, certificate of incorporation, articles of organization, certificate of organization, articles of association, bylaws, estatutos or similar document, as applicable.

“parties” and “party” mean, depending upon the context, all parties hereto, each party hereto, or Buyer or Sellers.

“Pension Plan” means any benefit provided by TEXPREV – Texaco Sociedade Previdenciária maintained by the Companies in favor of the Employees, the Retired Employees and the Retained Businesses Employees.

“Permit” means licenses, permits, authorizations, grants, approvals, franchises and similar documents issued or granted by a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet due or being contested in good faith, (b) mechanics’, carriers’, workmen’s, repairmen’s and similar statutory liens arising or incurring in the Ordinary Course of Business, and (c) Liens which would not reasonably be expected to materially detract from the value, materially impair the marketability or materially interfere with the current or intended occupancy or use of the property or assets subject thereto.

“Person” means any individual, sole proprietorship, partnership (of any kind), corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Preliminary Working Capital Payment” means R$264,500,000.00, allocated on the basis of R$500,000.00 for Galena Shares and R$264,000,000.00 for CBL Quotas.

“Proceeding” means suit, action, proceeding, claim, demand, investigation, audit or assessment, whether judicial or administrative.

“Pre-Closing Reference Date” has the meaning shown in the table set forth in the definition of Reference Date.

“Pre-Signing Reference Date” has the meaning shown in the table set forth in the definition of Reference Date.

“Properties” means the COCO Site, the CORO Sites and the distribution terminals owned or leased by the Companies and all other material real property, including, as used hereunder, land and buildings owned or leased or otherwise occupied or controlled by the Companies, and canopies, tanks, pumps and related piping at such land, in each case, that are used in the Transferred Business (except for the office building space at Av. Republica do Chile, 230 Centro/RJ, Rio de Janeiro, Brazil which is included in the Retained Businesses), general descriptions of which are set forth on Exhibit U, and “Property” means any one of them.

“RDE-IED” means the Electronic Registration Statement - Foreign Direct Investment (Registro Declaratório Eletrônico – Investimento Externo Direto) with the Brazilian Central Bank.

“Real” or “R$” means the official currency of Brazil and any substitute thereof.

“Reais Equivalent of RDE-IED” means in respect of the amount denominated in Dollar in the RDE-IED, the Reais equivalent of such amount calculated using the Exchange Rate as of the applicable Exchange Rate Calculation Date or the Exchange Rate two days before the applicable Exchange Rate Calculation date, which ever is lower.

“Reference Date” means at the date of this Agreement and the Closing Date, respectively, the date as of which information contained in the below listed Schedules and Exhibits has been compiled, as follows:

	“Pre-Signing Reference Date” (Applicable as of the Date of this Agreement)	“Pre-Closing Reference Date” (Applicable as of the Closing Date)
Schedule 3.2.3(a)	July 31, 2008	Last month end before Closing Date
Schedule 3.2.3(b)	July 31, 2008	Last month end before Closing Date
Schedule 3.2.4(a)	July 31, 2008	14 days before Closing Date
Schedule 3.2.4(b)	July 31, 2008	14 days before Closing Date
Schedule 3.2.4(c)	July 31, 2008	14 days before Closing Date
Schedule 3.2.4(e)	August 12, 2008	2 days before Closing Date
Schedule 3.2.6(c)	August 12, 2008	2 days before Closing Date
Schedule 3.2.6(e)	July 31, 2008	14 days before Closing Date
Schedule 3.2.6(f)	July 31, 2008	14 days before Closing Date
Schedule 3.2.6(g)	August 12, 2008	2 days before Closing Date
Schedule 3.2.8(a)(1)	April 30, 2008	April 30, 2008
Schedule 3.2.8(a)(2)	April 30, 2008	April 30, 2008
Schedule 3.2.13	July 31, 2008	14 days before Closing Date
Schedule 3.2.14(a)	July 31, 2008	14 days before Closing Date
Section 3.2.14(b)	July 31, 2008	14 days before Closing Date
Schedule 3.2.15(b)	August 12, 2008	2 days before Closing Date
Schedule 7.4(b)	July 31, 2008	14 days before Closing Date
Exhibit D	7 days before the date of this Agreement	7 days before Closing Date
Exhibit O	7 days before the date of this Agreement	7 days before Closing Date

For the avoidance of doubt, references in the representations and warranties in Section 3.2 to “as of the respective Reference Dates” shall be read as references to the applicable Pre-Signing Reference Date when the representations and warranties are made as of the date of this Agreement and shall be read as references to the applicable Pre-Closing Reference Date when the representations and warranties are made as of the Closing Date.

“Relief” means any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and:

(a) any reference to the “use” or “set-off” of relief shall be construed accordingly and shall include use or set-off in part; and

(b) any reference to the “loss” of a relief shall include the absence, non-existence or cancellation of any such relief, or to such relief being available only in a reduced amount.

“Retained Businesses Employees” means those employees employed in the Retained Businesses as of the Closing Date and those employees listed on Exhibit S updated to the Closing Date to take account of new hires and terminations of employment by the Companies.

“Retired Employees” means any Employee who has (i) left the employment of the Companies prior to the Closing Date, and (ii) as of the date of the termination of their employment such Employee was eligible to receive an Old Age Pension or a Long Time of Service Pension as provided by the National Social Security System (“INSS”) or a Retirement Pension or a Premature Retirement Pension, as the case may be, under the TEXPREV Benefit Plan Regulations in effect on the date of the termination of the Employee’s employment with the Companies.

“Retirement Benefits” means any pension, lump sum, gratuity or similar benefit (including post-retirement medical, dental and welfare benefits and termination indemnity (or seniority) payment) payable or prospectively or contingently payable on or following retirement, leaving service, invalidity or death.

“RORO Site” means a site that is owned or leased (other than a CORO site) by a third-party retailer who also operates such site as a Texaco branded site and purchases fuel from CBL.

“Sellers’ Group” means Sellers and their Affiliates post-Closing.

“Subsidiary” means, as the case may be, any Person of which the specified Person will own directly or indirectly at least the majority of the outstanding capital stock (or other equity interest) entitled to vote generally in the election of directors.

“Tax Liabilities” means Losses in respect of Taxes, including the use, set-off or loss of a Relief.

“Tax Refunds and Credits” means all amounts, values and monies to be recovered by the Companies which may result in any financial and/or tax benefits.

“Tax Returns” means returns, reports and information returns and statements relating to Taxes (including amendments thereto).

“Taxes” means all federal, state, municipal or other governmental taxes, levies, duties, assessments, charges, contributions and fees and the respective ancillary obligations imposed by Law (including income, profits, premium, estimated, excise, value added, sales, use, occupancy, transaction, gross receipts, franchise, ad valorem, severance, capital, production, transfer, import, export, withholding, social security, employment, unemployment compensation, payroll-related and property taxes, alternative minimum, estimated stamp and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or additional amounts, interest and penalties with respect thereto.

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person that is not (i) a party to this Agreement, (ii) a Buyer Indemnified Person or (iii) a Seller Indemnified Person.

“Transferred Lubricants Supply Business” means the obligation to sell, market, distribute and supply lubricants (such as lubricating oils, industrial greases, brake fluids and coolants), and any and all activities necessary and incidental thereto, pursuant to certain of the Transferred Contracts.

“Withholding Tax at Closing Date” means the withholding income tax in Reais on the capital gain obtained by the Sellers, allocated between Galena Shares and CBL Quotas, as a consequence of the sale of Securities under this Agreement, as will be calculated, withheld, collected and paid by the Buyer as of the Closing Date, at the rate of 15% on the positive difference, if any, between the sum of the Closing Cash Consideration, Preliminary Working Capital Payment and the Deposit, and the Reais Equivalent of the RDE-IED for CBL and Galena at the date of Closing. The mechanism of calculation of the tax over any possible capital gain described above and the corresponding 15% rate shall be altered as required by Law applicable to the withholding income tax on capital gains obtained by non-residents in Brazil going into effect prior to the Closing Date.

“Withholding Tax at Working Capital True-Up Date” means the withholding income tax in Reais on the capital gain obtained by the Sellers as a consequence of the sale of Securities under this Agreement, as will be calculated, withheld, collected and paid by the Buyer as of the Working Capital True-Up Date, if required, at the rate of 15% on the positive difference between the Preliminary Working Capital Payment and the Closing Working Capital, if any. The mechanism of calculation of the tax over any possible capital gain described above and the corresponding 15% rate shall be altered as required by Law applicable to the withholding income tax on capital gains obtained by non-residents in Brazil going into effect prior to the Working Capital True-Up Date.

“Working Capital” means an amount of working capital of the Companies as at the Closing Date in R$ determined in accordance with the Accounting Methodologies and the Inventory Valuation Methodologies applicable to the calculation of Working Capital.

9.2 Additional Terms. The following additional terms have the meanings ascribed to them in the Sections designated below:

Defined Term	Section
Acceptance Notice	1.3.5
Agreement	Preamble

Defined Term	Section
Alleged Non-Performing Party	8.1(b)
Antitrust Law	4.8(a)
Arbitrating Accountant	1.3.4
Brazilian Antitrust Agencies	4.8(a)
Buyer	Preamble
Buyer Indemnified Persons	7.2
CADE	4.8(a)
CBL	Preamble
CBL Quotas	Recital A
CBLL	3.2.2(c)
CBPL	5.2(g)
CGEI	5.2(k)
CGEI Guaranty	5.2(k)
CGEI Guaranty (TLA)	5.2(l)
Chevron Quimica	3.2.2(c)
Chevron Policies	4.12
CLAM	Preamble
Closing	ARTICLE II
Closing Date	ARTICLE II
COCO Site	Recital B
COBL	4.9(b)(iv)
Commercial Warranties	7.1(a)(ii)
Companies	Preamble
Competitive Business	4.15
DARFs	1.2(g)
Delivery Date	1.3.1
Deposit	1.2(a)
Dispute	1.3.2
Dispute Notice	1.3.2
Dispute Period	1.3.2
Divestiture Consents	4.9
Divestiture Transactions	Recital D
Divestiture Transactions and IT Separation Conditions	8.1(b)
Environmental Claim	7.5.1
Extended Outside Date	8.1(b)
Financial Debt Excess	1.3.7
Financial Statements	3.2.8(a)
Galena	Preamble
Galena Shares	Recital A
Guarantees	4.14(a)
Guarantor	4.14(c)
Hybrid Tax Proceedings	7.6.1
ICC	10.6
Identified Functions	4.3(c)
Indemnified Person	7.7.1
Indemnifying Party	7.7.1
Information	4.6(c)
Initiating Party	8.1(b)
IT Transition Services Agreement	5.2(g)
Lease Agreement (CBL as Tenant)	4.9(b)(iii)
Lease Agreements (CBLL as Tenant)	4.9(b)(ii)
Market Fees	4.14(c)
Master Contracts	4.16(a)
Master Lubricants Supply Agreement	4.9(b)(i)
Oronite Contract Extension	4.9(b)(iv)

Defined Term	Section
Outside Date	8.1(b)
Outstanding Transferred Business Guarantees	4.14(a)
Outstanding Retained Businesses Guarantees	4.14(a)
Parent Guarantee	6.2(d)
Payments	7.6.5
Photographer	4.6(f)
Purchase Price	1.2
Quotation Method	4.14(e)
Recordings	4.6(f)
Retailer Contracts	4.16(b)
Retained Businesses	Recital C
Retained Businesses Guarantees	4.14(a)
SDE	4.8(a)
SEAE	4.8(a)
Securities	Recital A
Sellers	Preamble
Sellers Indemnified Persons	4.6(b)
Shared Contracts	4.16(c)
Software License Agreement	5.2(h)
Advisory Committee	4.2(a)
Tax Indemnified Person	7.6.4
Tax Indemnifying Party	7.6.4
Tax Matter	7.6.4
Tax Proceedings	7.6.1
Tax, Title and Capacity Warranties	7.1(a)(i)
Trademark License Agreement	5.2(f)
Transaction Method	4.14(e)
Transferred Business	Recital B
Transferred Business Guarantees	4.14(a)
Transferred Contracts	3.2.6(a)
Ultrapar	4.14(c)
Working Capital Excess	1.3.6
Working Capital Shortfall	1.3.6
Working Capital True-Up Date	1.3.5

ARTICLE X

MISCELLANEOUS

10.1 Amendments. This Agreement may be amended or modified only by a written instrument duly executed by Buyer and Sellers that makes specific reference to this Agreement.

10.2 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and will be deemed duly given upon receipt when delivered by hand, by telecopy or when sent by an internationally recognized overnight delivery providing receipt of delivery, to the following addresses or to such other address as specified by notice to the other party pursuant to Section 10.2:

If to Buyer to:

Francesco Marinoni

Corporate M&A

Ultrapar Participaçôes S/A

Av. Brigadeiro Luiz Antonio, 1343

São Paulo

SP 01317-910 Brazil

Facsimile No.: (55 11) 3253-6879

With a copy to:

Sandra López Gorbe

Ultrapar Legal

Ultrapar Participaçôes S/A

Av. Brigadeiro Luiz Antonio, 1343

São Paulo

SP 01317 -910 Brazil

Facsimile No.: (55 11) 3177-6107

If to Sellers to:

Chevron Latin America Marketing

Attention: President

2333 Ponce de Leon Boulevard

Coral Gables, Florida 33134

USA

Facsimile No.: (786) 552- 6032

Chevron Amazonas LLC

Attention: President

2333 Ponce De Leon Boulevard

Coral Cables, Florida 33134

USA

Facsimile No.: (786) 552- 6032

With a copy to:

Chevron Products Company

Attention: General Counsel, Global Downstream Law

6111 Bollinger Canyon Road

San Ramon, California 94583-2324

USA

Facsimile No.: (866) 876-8891

10.3 Fees and Expenses. Except as otherwise provided in this Agreement, each party will bear its own costs, fees and expenses (including attorneys’ and advisors’ fees and expenses) incurred in connection with the negotiation, preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

10.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No assignment will relieve the assignor of its obligations or liabilities hereunder without the prior written consent of the other parties hereto, and no assignment will occur without the prior written consent of the other parties, except, for the avoidance of doubt, for any assignment of assets that are to be part of the Retained Businesses, required to implement the Divestiture Transactions. Any assignment in violation of the foregoing will be null and void ab initio.

10.5 Choice of Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of New York without regard to its conflict of law principles other than Section 5-1401 of the General Obligations Law of the State of New York.

10.6 Arbitration. Any dispute or controversy arising out of or relating in any way to this Agreement, or in connection herewith, shall be determined by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators appointed in accordance with the Rules of Arbitration of the ICC. The arbitrators shall have the power to rule on their own jurisdiction, including any objections with respect to the existence, scope or validity of this arbitration clause. The arbitrators will also have the power to determine the existence or validity of this Agreement. The arbitrators shall have no authority to amend or disregard any provision of this Agreement, including this Section 10.6. All arbitration proceedings, including but not limited to written submissions, hearings, etc., shall be conducted in English. All arbitration hearings and any related proceedings shall take place in Miami, Florida. Any arbitration awards may be entered as judgments in any State Court in New York, in the Federal District Courts of New York or any other court having jurisdiction and enforcement of such judgments may be made through all means permissible and available in such courts. For the purpose of enforcing any arbitration award arising from this Agreement, the parties irrevocably and unconditionally consent to the jurisdiction and venue of such courts. However, no party waives its right to remove any action to a Federal District Court.

10.7 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

10.8 Entire Agreement. This Agreement (including the Schedules and Exhibits) together with the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement among the parties and supersede any prior understandings or agreements by or among the parties, written or oral, related to the subject matter hereof.

10.9 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context otherwise requires, (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, (b) the use of the singular will include the plural, the use of the masculine will include the feminine, and vice versa, (c) all references to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement, (d) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (e) the word “including” will mean including without limitation, and, (f) any definition of or reference to any agreement, contract, document, instrument or other record herein shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

10.10 Effect of Due Diligence and Related Matters.

(a) Buyer acknowledges that it is a sophisticated entity that was advised by legal counsel and financial advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and has conducted its own independent review and evaluation of the Transferred Business.

(b) Buyer acknowledges that (i) the Properties and Transferred Business have at some time been used for the storage, distribution or processing of petroleum products, oils and fuels or other chemical substances, contaminants, pollutants, substances or materials which may still be present at, in, upon, under or emanating from each Property; and (ii) the vast majority of the retail, commercial and industrial, and terminal sites that have comprised the Transferred Business have not undergone physical environmental site assessments by Sellers, their Affiliates, or their respective consultants, and environmental remediation or cleanup may be required with respect to such Properties and those Properties that have undergone physical environmental site assessments by Sellers, their Affiliates, or their respective consultants.

(c) Buyer acknowledges that (i) it relies at its own risk on the contents of any report, plan and/or other written material and/or information either disclosed to it (in the Data Room or otherwise) and/or orally communicated to it by Sellers or any other Person as to any Environmental Condition related to the Transferred Business or Properties, and (ii) except to the extent expressly provided in Sections 3.2.5 and 3.2.14(b), Sellers make no representations whatsoever as to the accuracy, completeness or reliability of any such environmental information as prepared by third parties, whether obtained from Seller or another source, nor as to any such environmental information prepared by Sellers or their Affiliates in reliance upon information from third parties.

(d) Buyer covenants and agrees that there are no representations or warranties by or on behalf of any of Sellers, their Affiliates or their representatives in respect of the subject matter of this Agreement except for those expressly set forth in this Agreement and the Ancillary Agreements.

(e) Except to the extent expressly provided in Sections 3.2.5 and 3.2.14(b), neither Sellers, nor the Companies, nor any Affiliate of Sellers make any representations or warranties (i) as to any Environmental Condition relating to the past, current or future facilities, properties or operations of the Companies, their Subsidiaries or their Affiliates (or their respective predecessors), including any such matter arising under Environmental Law, any analogous Law or any other applicable Law, nor shall the representations and warranties contained in this Agreement be construed to do so, or (ii) as to the physical state or condition of any of the facilities associated with the Transferred Business, including any property and equipment used in the marketing and sales of hydrocarbon products nor shall the representations and warranties contained in this Agreement be construed to do so (all of which are, for the avoidance of doubt, but without prejudice to its rights under this Agreement or any of the Ancillary Agreements, to be acquired by Buyer on an “AS IS, WHERE IS, AND WITH ALL FAULTS” basis).

(f) Nothing in this Section 10.10 eliminates or reduces any right expressly provided to Buyer in this Agreement; provided, however, it is acknowledged that the only rights of any kind provided to Buyer hereunder with respect to Environmental matters are stated in Sections 3.2.5 and 3.2.14(b).

10.11 Buyer’s Rights to Equitable Relief; Sole Remedy. Notwithstanding any other provision of this Agreement, other than as provided in Article VIII and Section 10.13, Buyer’s sole and exclusive remedy with respect to any breach or attempted breach of the covenants contained in Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12 or 4.15 and Paragraph 5 of Exhibit F (as such paragraph imposes obligations on Sellers) shall be a right to seek, in an arbitration proceeding pursuant to Section 10.6, equitable relief, including the remedy of specific performance. Without waiver of any other potential argument, Sellers agree to not assert that an adequate remedy at law is available with respect to any attempt by Buyer to seek relief in accordance with this Section 10.11. Notwithstanding the foregoing, Buyer’s remedies for any post-Closing breaches by Sellers of Sections 4.6(d), 4.6(e), 4.15 or Paragraph 5 of Exhibit F, shall not be limited by this Section 10.11.

10.12 Sellers’ Rights to Equitable Relief; Sole Remedy. Notwithstanding any other provision of this Agreement, other than as provided in Article VIII, Sellers sole and exclusive remedy with respect to breach or attempted breach of the covenants contained in Sections 4.8, 4.10 or 4.13 and Paragraph 5 of Exhibit F (as such paragraph imposes obligations on Buyer) shall be a right to seek, in an arbitration proceeding pursuant to Section 10.6, equitable relief, including the remedy of specific performance. Without waiver of any other potential argument, Buyer agrees to not assert that an adequate remedy at law is available with respect to any attempt by Sellers to seek relief in accordance with this Section 10.12. Notwithstanding the foregoing, Sellers’ remedies for any post-Closing breaches by Buyer of Sections 4.6(d), 4.6(e), or Paragraph 5 of Exhibit F shall not be limited by this Section 10.12.

10.13 Breach of Section 4.1(a).

(a) Subject to the terms and conditions of this Section 10.13 effective from and after the Closing, Sellers, jointly and severally, will indemnify, defend and hold harmless each Buyer Indemnified Person from and against, and will reimburse them for, any and all Losses resulting from or arising in connection with any breach of any covenant of Sellers prior to the Closing contained in Section 4.1(a) of this Agreement.

(b) Any claim by Buyer for breach of Section 4.1(a) is deemed to be forever waived unless: (i) in the case of such claims known by Buyer prior to Closing, the claim is asserted by Buyer giving Sellers prompt written notice thereof, but in no event on or after the Closing Date; and (ii) in the case of such claims which were not known by Buyer prior to Closing, the claim is asserted by Buyer giving Sellers notice within sixty (60) days following Closing. All such notices shall set out all material relevant details as are then reasonably available as to the specific matter in question and which details shall establish either actual damages or obligations or at least a reasonable likelihood of actual damages or obligations. Sellers shall have a period of ten (10) days within which to respond in writing to such claim. If Sellers reject such claim or do not so respond within such ten (10) day period, Sellers will be deemed to have rejected such claim, and Buyer may file a claim in accordance with Section 10.6 so long as such a filing occurs within thirty (30) days following the date of Sellers’ rejection of the claim.

(c) The terms of Section 7.9.3 shall apply equally to any claim made under this Section 10.13.

10.14 Third-Party Beneficiaries. Except with respect to the right to indemnification under Sections 4.6(b) and 4.16(a), ARTICLE VII and Section 10.13, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

10.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.16 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

10.17 Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

10.18 Conflicts of Interest.

(a) No party nor such party’s directors, employees, or agents, shall give to or receive from any director, employee, or agent of the other party or any Affiliate any commission, fee, rebate, or any gift or entertainment of significant cost or value in connection with the services performed under this Agreement, or enter into any business arrangement with any director, employee, or agent of the other party or any Affiliate of such other party other than as a representative of such other party or its Affiliate, without prior written notification thereof to such other party. Each party shall promptly notify the other party of any violation of this Section and any consideration received as a result of such violation shall be paid over or credited to such other party.

(b) No party nor such party’s directors, employees or agents shall make any payment or give anything of value to any government or public international organization (including any officer or employee of any government department, agency, or instrumentality) to influence his or its decision, or to gain any other advantage for either party in connection with the services performed hereunder. Each party shall immediately notify the other party of any violation of this Section and shall hold the other party harmless from and against all losses and expenses arising out of such violation.

(c) On reasonable advance notice and during normal business hours, any international certified public accounting firm authorized by a party may audit any and all records of the other for the sole purpose of determining whether there has been compliance with the above paragraphs. All fees and expenses of said accounting firm shall be paid by the party authorizing the accounting firm to conduct the audit.

10.19 Exclusive Remedies. Absent fraud, the rights and obligations and remedies set forth in this Agreement will be the sole rights and obligations and remedies of the parties with respect to this Agreement, or the events giving rise to this Agreement.

[Signatures follow on next page]

[Signatures to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHEVRON LATIN AMERICA MARKETING LLC		CHEVRON AMAZONAS LLC

By:	/s/ MAURÍCIO NICHOLLS	By:	/s/ MAURÍCIO NICHOLLS
Name:	MAURICIO NICHOLLS	Name:	MAURICIO NICHOLLS
Title:	OFFICER	Title:	OFFICER

CHEVRON BRASIL LTDA.		CHEVRON BRASIL LTDA.

By:	/s/ MAURÍCIO B. CAMPOS	By:	/s/ ANTONIO ENNES P. LIMA
Name:	MAURICIO B. CAMPOS	Name:	ANTONIO ENNES P. LIMA
Title:	OFFICER	Title:	OFFICER

SOCIEDADE ANÔNIMA DE ÓLEO GALENA SIGNAL		SOCIEDADE ANÔNIMA DE ÓLEO GALENA SIGNAL

By:	/s/ MAURÍCIO B. CAMPOS	By:	/s/ ANTONIO ENNES P. LIMA
Name:	MAURICIO B. CAMPOS	Name:	ANTONIO ENNES P. LIMA
Title:	OFFICER	Title:	OFFICER

SOCIEDADE BRASILEIRA DE PARTICIPAÇÕES LTDA.		SOCIEDADE BRASILEIRA DE PARTICIPAÇÕES LTDA.

By:	/s/ JOSÉ MANUEL BORGES	By:	/s/ FABIANA IENO JUDAS
Name:	JOSÉ MANUEL BORGES	Name:	FABIANA IENO JUDAS
Title:	OFFICER	Title:	ATTORNEY IN FACT